                                                                    EXHIBIT 99.1

                BOARD OF GOVERNORS OF THE FEDERAL RESERVE SYSTEM
                 DIVISION OF BANKING SUPERVISION AND REGULATION
                    20TH STREET AND CONSTITUTION AVENUE, N.W.
                             WASHINGTON, D.C. 20551

                                   FORM 10-SB

                        GENERAL FORM FOR REGISTRATION OF
                      SECURITIES OF SMALL BUSINESS ISSUERS
                          UNDER SECTION 12(B) OR (G) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

                               Newnan Coweta Bank
                 ----------------------------------------------
                 (Name of small business issuer in its charter)

           Georgia                                    58-2528123
-------------------------------                  -------------------
(State or other jurisdiction of                   (I.R.S. Employer
 incorporation or organization)                  Identification No.)

   145 Millard Farmer Industrial Blvd.            Newnan, GA 30263
----------------------------------------          ----------------
(Address of principal executive offices)            (Zip Code)

                                     35285-3
                              --------------------
                              FDIC Certificate No.

       Registrant's telephone number, including area code: (770) 683-6222

     Securities to be registered pursuant to Section 12(b) of the Act: None

        Securities to be registered pursuant to Section 12(g) of the Act:

                          Common Stock $5.00 Par Value
                          ----------------------------
                                (Title of class)

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                                     PART I

ITEM 1.  DESCRIPTION OF BUSINESS

GENERAL

         Newnan Coweta Bank (the "Bank") was incorporated on December 21, 1999 under the laws of the State of Georgia and commenced business on April 20, 2000, as a Georgia-chartered commercial bank whose deposits are insured by the Federal Deposit Insurance Corporation's ("FDIC") Bank Insurance Fund ("BIF"). On April 13, 2001 the Bank became a member of the Federal Reserve by purchasing stock in the Federal Reserve Bank of Atlanta. The Bank is primarily regulated by the Georgia Department of Banking and Finance (the "Department") and the Federal Reserve. The Bank is located at 145 Millard Farmer Industrial Blvd., Newnan, Georgia 30263.

RECENT DEVELOPMENTS

         Beginning January 13, 2000, the Bank offered for sale to the public between 800,000 and 900,000 shares of its Common Stock, par value $5.00 per share, at a purchase price of $10.00 per share. The offering expired on February 27, 2000. A total of 900,000 shares were purchased in the offering raising $9,000,000 in capital.

SERVICES

         The Bank offers a full range of depository accounts and services to both consumers and businesses. At December 31, 2000, the Bank's deposit base, totaling approximately $20.58 million, consisted of approximately $2.3 million in noninterest-bearing demand deposits (11.2% of total deposits), approximately $1.9 million in interest-bearing demand deposits (9.2% of total deposits), approximately $5.2 million in savings deposits (25.3% of total deposits), approximately $5.4 million in time deposits in amounts less than $100,000 (26.2% of total deposits), and approximately $5.7 million in time deposits of $100,000 or more (27.7% of total deposits).

LOANS BY THE BANK

         The Bank makes secured loans to individuals, partnerships, corporations, and other business combinations. The Bank offers direct installment loans to consumers on both a secured and unsecured basis. Commercial lending includes the extensions of credit to a company directly or to individuals for business purposes. At December 31, 2000, consumer loans represented approximately 7% of the Bank's total loan portfolio; real estate mortgage loans (including first and second mortgages) represented approximately 82% of the Bank's total loan portfolio; and commercial and business loans represented approximately 11% of the Bank's total loan portfolio.

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LENDING POLICY OF THE BANK

         While the ultimate authority to approve loans rests with the Board of Directors (the "Directors") of the Bank, lending authority is delegated by the Directors to the loan officers and Credit Committees of the Bank. Loan officers, each of whom is limited as to the amount of secured and unsecured loans that he or she can make to a single borrower or related group of borrowers, report to the Chief Lending Officer. Lending limits of individual officers are documented in the respective personnel files and are reviewed annually by the Directors and the Credit Committee. Loan officers discuss with the Chief Lending Officer any loan request which exceeds their individual lending limit. The loan must have the joint approval from the originating officer and a senior officer. The President/CEO and Chief Lending Officer of the Bank each have secured lending authority up to $250,000, and each has unsecured lending authority up to $100,000.

         The Bank's Lending Policy provides written guidelines for lending activities and is reviewed at least annually by the Directors. The Directors recognize that, from time to time, it is in the best interest of the Bank to deviate from the established, written credit policy and have established guidelines for granting exceptions to the policy. Situations in which such exceptions might be granted include the waiving of requirements for independent audited financial statements when a comfort level with respect to the financial statements of the borrower can be otherwise obtained and when it is deemed desirable to meet the terms offered by a competitor. All exceptions granted are documented in the Credit Committee's minutes.

         The Bank seeks to maintain a diversified loan portfolio, including secured and unsecured consumer loans, secured loans to individuals for business purposes, secured commercial loans, and secured real estate loans. The Bank's primary trade area lies in Coweta County, Georgia.

         As a general rule, the Bank seeks to maintain loan-to-collateral value ratios in conformity to industry and regulatory guidelines. The following standards, established by inter-agency guidelines by the federal bank regulators went into effect on March 19, 1993:

                                                                 Maximum Allowable
                     Loan Category                              Loan-to-Value Ratio
                     -------------                              -------------------
Land                                                                    65%
Land development                                                        75%
Owner-occupied land development                                         75%
Construction
        Commercial, multifamily(1) and other nonresidential             80%
        1-4 family residential                                          85%
Improved property                                                       85%
Owner-occupied 1-4 family and home equity(2)                            85%

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---------------
(1)      Multifamily construction includes condominiums and cooperatives.
(2) A loan-to-value limit has not been established for permanent mortgage or home equity loans or owner-occupied, 1-4 family residential property. However, for any such loan with a loan-to-value ratio that equals or exceeds 90% at origination, appropriate credit enhancement in the form of either mortgage insurance or readily marketable collateral is required.

LOAN REVIEW AND NONPERFORMING ASSETS

         The Bank has an internal loan review system to determine deficiencies and corrective action to be taken. Loans are graded as follows:

                  CLASS 1: HIGH. Loans in this category are to persons or entities of unquestioned financial strength, a highly liquid financial position, with collateral that is liquid and well-margined. These borrowers have performed without question on past obligations, and the Bank expects their performance to continue. Internally-generated cash flow covers current maturities of long-term debt by a substantial margin. Loans secured by Bank certificates of deposit and savings accounts, with appropriate holds placed on the accounts, are to be rated in this category.

                  CLASS 2: GOOD. These loans are to persons or entities with strong financial condition and above-average liquidity who have previously satisfactorily handled their obligations with the Bank. Collateral securing the Bank's debt is margined in accordance with policy guidelines. Internally-generated cash flow covers current maturities of long-term debt more than adequately. Unsecured loans to individuals supported by strong financial statements and on which repayment is satisfactory may be included in this classification.

                  CLASS 3: ACCEPTABLE. Loans to persons or entities with an average financial condition, adequate collateral margins, adequate cash flow to service long-term debt, and net worth comprised mainly of fixed assets are included in this category. These entities are minimally profitable now, with projections indicating continued profitability into the foreseeable future. Closely-held corporations or businesses where a majority of the profits are withdrawn by the owners or paid in dividends are included in this rating category. Overall, these loans are basically sound.

                  CLASS 4: WATCH. These loans are characterized by borrowers who have marginal cash flow, marginal profitability, or have experienced an unprofitable year and a declining financial condition. The borrower has in the past satisfactorily handled debts with the Bank, but in recent months has either been late, delinquent in making payments, or made sporadic payments. While the Bank continues to be adequately secured, margins have decreased or are decreasing, despite the borrower's continued satisfactory condition. Other characteristics of borrowers in this class include inadequate credit information, weakness of financial statement and repayment capacity, and collateral that appears to limit exposure. This classification includes loans to established borrowers that are reasonably margined by collateral but where potential for improvement in financial condition appears limited.

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                  CLASS 5: OTHER LOANS ESPECIALLY MENTIONED (OLEM). Loans in
this category have potential weaknesses that deserve management's close attention. If left uncorrected, these potential weaknesses may result in deteriorating prospects for the asset or in the institution's credit position at some future date. OLEMs are adversely classified and do not expose the Bank to sufficient risk to warrant adverse classification. The Bank should not use an OLEM classification as a compromise between a loan rated 4 or higher and "substandard".

                  CLASS 6: SUBSTANDARD. A loan classified as "substandard" is inadequately protected by the sound worth and paying capacity of the borrower or the collateral pledged. Loss potential, while existing in the aggregate amount of the substandard loan, does not have to exist in individual assets.

                  CLASS 7: DOUBTFUL. A loan classified as "doubtful" has all the weaknesses inherent in a loan classified as substandard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions and values, highly questionable and improbable. These are poor quality loans in which neither the collateral, if any, nor the financial condition of the borrower presently ensure collectability in full in a reasonable period of time; in fact, there is permanent impairment in the collateral securing the Bank's loan. These loans are in a work-out status and have a defined work-out strategy.

                  CLASS 8: LOSS. Loans classified as "loss" are considered as uncollectible and of such little value that their continuance as bankable assets is not warranted. The Bank takes losses in the period in which they become uncollectible.

         Loans grade "6", "7", or "8" will automatically be referred to management for inclusion on the Bank's "watch list".

         Nonperforming loans are placed on non-accrual basis of accounting if
(i) there is deterioration in the financial condition of the borrower; (ii) payment in full of principal or interest is not expected; or (iii) principal or interest has been in default for 90 days or more, unless the obligation is well secured and in the process of collection. The three categories of nonperforming loans are non-accrual status loans, renegotiated debt, and loans in Chapter 13 bankruptcy unless a repayment schedule is adopted that pays out the loan.

ASSET/LIABILITY MANAGEMENT

         A committee composed of officers and directors of the Bank is responsible for managing the assets and liabilities of the Bank. The chairman of the committee is Dr. Bob B. Mann, Jr. The committee attempts to manage asset growth, liquidity and capital in order to maximize income and reduce interest rate risk. The committee directs the Bank's overall acquisition and allocation of funds. The committee reviews and discusses the Bank's assets and liability funds budget in relation to the actual flow of funds. The committee also reviews and discusses peer group comparisons, the ratio of the amount of rate-sensitive assets to the amount of rate-sensitive liabilities; the ratio of allowance for loan losses to outstanding and nonperforming loans; and other variables, such as expected loan demand, investment opportunities, core deposit growth

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within specific categories, regulatory changes, monetary policy adjustments, and the overall state of the local and national economies.

INVESTMENT POLICY

         The Bank's investment portfolio policy is designed to provide guidelines by which the funds not otherwise needed to meet loan demand of the Bank's market area can best be invested to meet fluctuations in the loan demand and deposit structure. The Bank seeks to balance the market and credit risk against the potential investment return, make investments compatible with the pledging requirements of the Bank's deposits of public funds, maintain compliance with regulatory investment requirements, and assist the various local public entities with their financing needs. The Bank's investment policy is reviewed annually by the Board of Directors.

EMPLOYEES

         As of March 1, 2001, the Bank had 11 full time employees and 2 part time employees. Neither the Bank nor any of its subsidiaries is a party to any collective bargaining agreement and the Bank believes that its employee relations are good.

COMPETITION

         The banking business is highly competitive. The Bank's primary market area consists of the cities of Newnan, Senoia, and Sharpsburg, Georgia. The Bank competes with numerous commercial banks and savings institutions with offices in the Bank's market area. A search of the FDIC's webpage revealed 7 competing FDIC-insured financial institutions with 24 offices within Newnan, Senoia and Sharpsburg.

         In addition to these competitors, the Bank competes for loans with insurance companies, regulated small loan companies, credit unions, and certain government agencies. In addition, the Bank competes with numerous other companies and financial institutions engaged in similar lines of business, such as bank holding companies, mortgage banking companies, brokerage companies, investment banking firms, and leasing companies.

SUPERVISION AND REGULATION

General

         The Bank is a state-chartered commercial bank whose deposits are insured by the Federal Deposit Insurance Corporation ("FDIC"). On April 13, 2001, the Bank became a member of the Federal Reserve System. Consequently, most aspects of the Bank's operations are regulated and examined by both the Department and the Federal Reserve, including reserves, loans, investments, borrowings, deposits, mergers, issuance of securities, payments of dividends, establishment of branches, consolidation or corporate reorganization and maintenance of books and records.

         The Department requires the Bank to prepare and distribute annually to the Bank's shareholders reports on the Bank's financial condition, to have an audit of its books and records

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conducted by an independent public accountant at least annually, and to elect an internal auditor who will, among other duties, report a summary of audit activities to the Bank's Board of Directors at least annually. The Department also requires the Bank to maintain a certain ratio of total capital to total assets. See "Dividends." In addition, the Department's regulations mandate that the Bank's aggregate investment in real estate, bank premises, and furniture and fixtures, stock in any real estate holding subsidiary, and leasehold as defined in the Department's rules and regulations, not exceed 60% of the Bank's statutory capital base, except that with the prior approval of the Department, a greater sum may be invested.

         The Federal Reserve has implemented risk-based rules for assessing a member bank's capital adequacy. These rules establish minimum capital standards in relation to assets and off-balance sheet exposures as adjusted for credit risk. For example, banks are required to have a minimum risk-based capital ratio (qualifying total capital to risk-weighted assets) of 8% of which at least 4% should be in the form of Tier 1 Capital. "Tier 1 Capital" generally consists of core capital elements (common equity, including capital stock, surplus, and undivided profits; qualifying noncumulative perpetual preferred stock; and minority interest in the equity accounts of consolidated subsidiaries) less goodwill, unrealized holding losses in the available-for-sale equity portfolio, and other intangible assets that do not qualify within capital, as well as any investments in subsidiaries that the Federal Reserve determines should be deducted from Tier 1 Capital. In addition, the Federal Reserve has established a minimum 3% leverage capital requirement of Tier 1 Capital to total assets. An institution operating at or near this level is expected to have well-diversified risk, including no undue interest-rate-risk exposure, excellent asset quality, high liquidity and good earnings; and to be generally considered a strong banking organization, rated composite 1 under the CAMELS rating system of banks. Institutions not meeting these characteristics, as well as institutions with supervisory, financial or operating weaknesses, are expected to operate well above minimum capital standards. Higher capital ratios could be required if warranted by the particular circumstances or risk profiles of individual banks.

         The Federal Reserve uses the leverage capital requirement in tandem with the risk-based capital ratio to assess capital adequacy of banks. The capital adequacy standards provide for the consideration of interest rate risk in the overall determination of a bank's capital ratio, requiring banks with greater interest rate risk to maintain adequate capital for the risk. These standards are not expected to have a significant effect on the Bank's capital requirements.

         For state-chartered banks, the Department requires a minimum Tier 1 Capital to Total Assets Ratio of 4.5%. However, banks with less than $3,000,000 of Tier 1 Capital must have a ratio of at least 5.5%. If a bank with less than $3,000,000 of Tier 1 Capital has Tier 1 Capital of less than $2,000,000, the ratio is at least 6.5%. The Department anticipates that most institutions will need to maintain a Tier 1 Capital ratio of 5.5% or greater.

         In addition, the "prompt corrective action" provisions of the Federal Deposit Insurance Act ("FDIA") divide insured institutions into five categories largely based on their capital positions: (1) well capitalized; (2) adequately capitalized; (3) undercapitalized; (4) significantly undercapitalized; and (5) critically undercapitalized. As an institution drops below the "well capitalized" category, it becomes subject to increasing scrutiny, decreasing management flexibility and increasingly harsh regulatory actions. For the foregoing reasons, Management believes that it is important for the Bank to remain in the "well capitalized" category, notwithstanding the minimum capital ratios described above.

         Under the "prompt corrective action" program, regulators are permitted to take increasingly harsh action as a bank's financial condition declines. Regulators are also empowered to place a bank in receivership when a bank becomes critically undercapitalized. Where a bank is either (1) significantly undercapitalized or (2) is undercapitalized and (a) fails to submit an acceptable capital restoration plan within the deadline established by the appropriate federal banking agency or (b) materially fails to implement a plan accepted by the federal banking agency, regulators may require the bank to be acquired by a depository institution holding company, or may require the bank to combine with another insured depository institution, if one or more grounds exist for appointing a conservator or receiver for the bank. Better capitalized institutions are generally subject to less onerous regulation and supervision than banks with lesser amounts of capital.

         The Federal Reserve regulations implementing the "prompt corrective action" provisions of the FDIA place financial institutions in the following five categories based upon capitalization ratios: (1) a "well capitalized" institution has a total risk-based capital ratio of at least 10%, a Tier 1 risk-based capital ratio of at least 6%, a leverage ratio of at least 5%, and "is not subject to an order, written agreement, capital directive, or prompt-corrective-action directive to meet and maintain a specific capital level for any of the prompt-corrective-actions measures"; (2) an "adequately capitalized" institution (a) has a total risk-based capital ratio of at least 8%, (b) a Tier 1 risk-based capital ratio of at least 4%, (c) either a leverage ratio of at least 4% or a leverage ratio of at least 3% if the bank is rated composite 1 in the most recent report of examination and (d) does not meet the definition of a "well capitalized" bank; (3) an "undercapitalized" institution has a total risk-based capital ratio that is less than 8%, a Tier 1 risk-based capital ratio that is less than 4%, or a leverage ratio that is less than 4% (or a leverage ratio that is less than 3% if the bank is rated composite 1 in its most recent report of examination; (4) a "significantly undercapitalized" institution has a total risk-based capital ratio of less than 6% or a Tier 1 risk-based capital ratio of less than 3% or a leverage ratio that is less than 3%; and (5) a "critically undercapitalized" institution has a ratio of tangible equity to total assets of 2% or less. Institutions in any of the three undercapitalized categories would be prohibited from making capital distributions and paying management fees. The Federal Reserve regulations also establish procedures for "downgrading" an institution to a lower capital category based on supervisory factors other than capital.

         Various other sections of the FDIA impose substantial auditing and reporting requirements and increase the role of independent accountants and outside directors. In general, the FDIA provides a ban on the acceptance of brokered deposits except by well capitalized institutions. Adequately capitalized institutions may, with permission from the FDIC, be able to accept brokered deposits. The FDIA contains restrictions on activities engaged in by state banks and their subsidiaries. An insured state bank or a subsidiary of an insured state bank may not engage as principal in any type of activity that is not permissible for a national bank (or a subsidiary of a national bank for a subsidiary of a state bank) unless the FDIC determines that the activity does not pose a significant risk to the Deposit Insurance Fund and the bank is, and continues to be, in compliance with applicable capital standards prescribed by the appropriate federal banking agency. For example, with certain exceptions, an insured state bank and a subsidiary of such a bank may not engage in insurance underwriting except to the extent that the activity is permissible for national banks.

         Regulations promulgated pursuant to the Community Reinvestment Act (the "CRA") are intended to establish distinct assessment standards for financial institutions. Generally, three evaluation standards are used to assess the CRA performance of a bank. "The lending test evaluates a bank's record of helping to meet the credit needs of its assessment area(s) through its lending activities by considering a bank's home mortgage, small business, small farm, and community development lending." In utilizing the lending test, the Federal Reserve considers various factors, including, but not limited to: originations and purchases of loans; the bank's lending activity; the geographic distribution of the bank's loans based on the loan location; borrower characteristics; the bank's community development lending and the bank's use of innovative or flexible lending practices in a safe and sound manner to address the credit needs of low- or moderate-income individuals or geographies. "The service test evaluates a bank's record of helping to meet the credit needs of its assessment area(s) by analyzing both the availability and effectiveness of a bank's systems for delivering retail banking services and the extent and innovativeness of its community development services." The Federal Reserve considers various criteria for the service test, including, but not limited to: the current distribution of the bank's branches among low-, moderate-, middle-, and upper-income geographies; the bank's record of opening and closing branches (in the context of its current distribution of the bank's branches); the availability and effectiveness of alternative systems for delivering retail banking services (e.g., bank-by-mail programs) in low- and moderate-income geographies to low- and moderate-income individuals; the range of services provided in low-, moderate-, middle-, and upper-income geographies and the degree to which the services are designed to meet the needs of those geographies; and the bank's community development services (the extent to which the bank provides community development services and the innovativeness and responsiveness of those services). "The investment test evaluates a bank's record of helping to meet the credit needs of its assessment area(s) through qualified investments that benefit its assessment area(s) or a broader statewide or regional area that includes the bank's assessment area(s)." Activities which are considered under the lending test or service test may not be considered under the investment test. The Federal Reserve considers the following for the investment test: the dollar amount of qualified investments; the innovativeness of qualified investments; the responsiveness of qualified investments to credit and community development needs; and the degree to which the qualified investments are not routinely provided by private investors. The Federal Reserve applies tests other than the lending, service, and investment tests under certain circumstances: (i) the community development test for a wholesale or limited purpose bank unless the bank is assessed under a strategic plan (described herein); (ii) the small bank performance standards for a small bank or a bank that was a small bank during the prior calendar year unless the bank elects to be assessed under the lending, investment and service tests or the community development test or under a strategic plan; or (iii) the Federal Reserve evaluates the bank under a strategic plan if the bank submits and the Federal Reserve approves the strategic plan. It is not expected that these regulations will have any appreciable impact upon the Bank.

         The Riegle-Neal Interstate Banking and Branch Efficiency Act of 1994 (the "Interstate Banking Act") amended federal law to permit bank holding companies to acquire existing banks in any state effective September 29, 1995. The Financial Institutions Code of Georgia was amended in 1994 to permit the acquisition of a Georgia bank or bank holding company by out-of- state bank holding companies beginning July 1, 1995. On September 29, 1995, the interstate banking provisions of the Financial Institutions Code of Georgia were superseded by the Interstate Banking Act.

         The Bank Holding Company Act provides that the Federal Reserve may approve an application by a bank holding company that is adequately capitalized and managed adequately to acquire control of, or acquire all or substantially all of the assets of, a bank located in a state other than the bank holding company's home state (as defined in the Bank Holding Company Act), without regard to whether the transaction is prohibited under any state law. However, the Bank Holding Company Act does not disregard all state laws pertaining to such transactions (e.g., preservation of certain state laws concerning minimum existence periods for banks being acquired).

         The Interstate Banking Act also provided for the allowance of interstate merger transactions beginning June 1, 1997. The Financial Institutions Code of Georgia has provisions pertaining to interstate banking and branching by merger, the purpose of which are to permit interstate banking and branching by merger under Section 102 of the Interstate Banking Act subject to the limitations and requirements in those provisions of the Financial Institutions Code of Georgia and in Parts 14 (Merger and Consolidation of State Banks and Trust Companies), 15 (Conversions, Mergers, and Consolidations Involving National Banks), 18 (Bank Branches, Offices, Facilities, and Holding Companies), and 19 (Interstate Acquisitions of Banks and Bank Holding Companies) of the Financial Institutions Code of Georgia.

         Pursuant to the FDIA, the FDIC adopted a risk-based assessment system for insured depository institutions that takes into account the risks attributable to different categories and concentrations of assets and liabilities. The Bank will be subject to FDIC deposit insurance assessments for the Bank Insurance Fund ("BIF"). Currently, the BIF assessment schedule is 0 to 27 basis points (annual rate). The assessment for a particular bank is determined based upon a sliding scale depending on the bank's placement in supervisory categories. The assessment for healthy banks may be as low as 0 per $100 of deposits while the assessment for the riskiest banks may be as high as $.27 per $100 of deposits. In addition, assessments to help pay off the interest on the Financing Corporation bonds issued in the late 1980s as part of the government rescue of the thrift industry are imposed on BIF-insured deposits in annual amounts. The annual BIF assessment for the first quarter 1999 collection is 1.22 basis points.

         The operations of the Bank will be affected by the credit policies of monetary authorities, particularly those of the Federal Reserve. The instruments of implementing monetary policy employed by the Federal Reserve include open market operations in United States government securities, changes in the discount rate on member-bank borrowings, and changes in reserve requirements against the deposits of member banks and other depository institutions (including the Bank). In view of changing conditions in the national economy and the money markets, as well as the effects of actions by monetary and fiscal authorities, including the Federal Reserve Board, no prediction can be made as to possible future changes in interest rates, deposit levels, loan demand, or the business and earnings of the Bank.

Dividends

         Under the provisions of the Financial Institutions Code of Georgia, the Bank may declare and pay cash dividends only out of its retained earnings, and dividends may not be declared or paid at any time at which the paid-in capital and retained earnings of the Bank do not, in combination, equal at least 20% of the Bank's capital stock account. In addition, under the current rules and regulations of the Department, cash dividends may only be declared or paid on the Bank's outstanding capital stock, without any requirement to notify the Department or request the approval of the Department, under the following conditions:

         (a) Total classified assets at the most recent examination of the Bank do not exceed 80% of Tier 1 Capital plus the Allowance for Loan Losses as reflected at such examination;

         (b) The aggregate amount of dividends declared or anticipated to be declared in the calendar year does not exceed 50% of the net profits, after taxes but before dividends, for the previous calendar year; however, a bank that files federal income taxes as a Subchapter S-Corporation may pay an additional amount of dividends without approval from the Department equivalent to 50% of the income taxes which the bank would have had to pay as a Subchapter C-Corporation; and

         (c) The ratio of Tier 1 Capital to Adjusted Total Assets is not less than 6%.

Any dividend to be declared by the Bank at the time when each of the conditions provided above does not exist must be approved, in writing, by the Department prior to the payment of the dividend pursuant to the provisions of Section 7-1-460(a)(3) of the Financial Institutions Code of Georgia. (Section 7-1-460(a)(3) of the Financial Institutions Code of Georgia provides that "[d]ividends may not be paid without the prior approval of the [D]epartment in excess of specified amounts as may be fixed by regulations of the [D]epartment to assure that banks and trust companies maintain an adequate capital structure.")

         The payment of dividends may also be affected or limited by other factors, such as the requirement to maintain adequate capital above regulatory guidelines. In addition, if, in the opinion of the applicable regulatory authority, a bank under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending upon the financial condition of the bank, could include the payment of dividends), such authority may require, after notice and hearing, that such bank cease and desist from such practice. In addition to the formal statutes and regulations, regulatory authorities consider the adequacy of the Bank's total capital in relation to its assets, deposits and other such items. Finally, pursuant to restrictions contained in the Department's letter approving the Bank's application for Articles of Incorporation, the Bank is required to maintain a Tier 1 Capital Ratio, as defined by the Department's Statement of Policies, of not less than 8% during the first three years of operations, the Bank is prohibited from paying a dividend without the prior approval of the Department, and during the first three years of operations, cash dividends shall be paid only from net operating income and shall not be paid until an appropriate allowance for loan and lease losses has been established and overall capital is considered adequate in accordance with the Department's Statement of Policies.

         No dividends are planned for the first three years of operation of the Bank. Thereafter, dividend distributions will be restricted to those allowed by the FDIC and Department Regulations and the regulations promulgated by the Bank's federal regulators. Notwithstanding the foregoing, the Bank will not pay any dividends without the prior approval of the Department and during the first three years of operations, cash dividends shall be paid only from net operating income and shall not be paid until an appropriate allowance for loan and lease losses has been established and overall capital is considered adequate in accordance with the Department's Statement of Policies. The Organizers anticipate that the earnings of the Bank, if any, will be held for purposes of enhancing the Bank's capital. No assurances can be given that any dividends will be declared in the immediate future or, if declared, what the amount of such dividends will be or whether such dividends will continue for future periods.

ITEM 2.  MANAGEMENT'S DISCUSSION AND ANALYSIS

GENERAL

         The Bank began operation on April 20, 2000 in a temporary facility located at 145 Millard Farmer Industrial Boulevard in Newnan, Georgia. The Bank was formed by its organizers as a result of several local bank acquisitions by out of state regional banks. In addition, the organizers believe that the continued rapid growth of Newnan and Coweta County would provide ample customers to ensure the Bank's success in the near term. The Bank began making a profit on a monthly basis in August 2000, sixteen months ahead of its initial business plan. The Bank continues to be profitable on a monthly basis and has sustained a monthly profit for the past eight months. At December 31, 2000, the Bank had $29,273,918 in total assets, $16,695,559 in total loans and $20,585,669 in total deposits. All of these categories are ahead of projections contained the Bank's first year business plan. Most of Newnan Coweta Bank's earning assets are derived from commercial real estate and permanent and construction residential real estate loans.

         The Bank started construction of its permanent facility on March 12, 2001. The building will be a two-story state of the art bank building containing twelve thousand square feet of space. The building is projected to be completed by August 2001. Once the building is complete, the Bank will be in position to add additional staff that will help the Bank attract new customers.

The facility will also have safe deposit boxes that are currently unavailable because of space limitations at its temporary facility.

         Directors and Bank Management believe the Bank is properly positioned after its first year of operation to take advantage of favorable economic conditions that exist in Newnan and Coweta County. Coweta County has experienced rapid population growth during the past five years and based on 2000 Census projections the county's growth should continue at a rapid pace. In addition, the county does not have a large concentration of industrial or manufacturing companies that could adversely impact the local economy through job layoffs or plant closings. Local public and private economic development efforts have focused on attracting more upscale technical and professional jobs to improve the community's tax base and provide more economic wealth to the community.

         During the coming year Newnan Coweta Bank will continue to explore service delivery options and will look to add quality staff to provide its customers with full service banking products delivered by highly skilled professionals. The year ahead should provide many opportunities, challenges and rewards for our Bank and its shareholders.

         On April 12, 2001 the Bank's Board of Directors adopted a resolution approving the reorganization of the bank into a holding company structure (the "Reorganization") and directing that the Reorganization be submitted to the shareholders for a vote. The Board of Directors believes that a holding company structure will allow greater corporate flexibility than the Bank currently possesses. Should the Reorganization be approved by the Bank's regulators and two- thirds of its shareholders, the Bank will reorganize into a holding company structure by merging with an interim subsidiary of Newnan Coweta Bancshares, Inc., which will become the holding company. The shareholders of the Bank, by virtue of the Reorganization, will become shareholders of the holding company in the same proportion. The rights and interests of the Bank shareholders will be substantially the same as their rights and interests as shareholders in the holding company.

DISCUSSION OF FINANCIAL CONDITION

         The following is a discussion of our financial condition at December 31, 2000 and 1999 and the results of operations for the year ended December 31, 2000 and for the period from March 10, 1999, our date of inception, to December 31, 1999. The purpose of this discussion is to focus on information about our financial condition and our results of operations that are not otherwise apparent from our audited consolidated financial statements. Reference should be made to those statements and the selected financial data presented elsewhere in this report for an understanding of the following discussion and analysis.

Forward-Looking Statements

         We may from time to time make written or oral forward-looking statements, including statements contained in our filings with regulators and reports to stockholders. Statements made in the registration statement, other than those concerning historical information, should be considered forward-looking and subject to various risks and uncertainties. Such forward-looking statements are made based upon management's belief as well as assumptions made by, and information currently available to, management pursuant to "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Our actual results may differ materially from the results anticipated in forward- looking statements due to a variety of factors, including governmental monetary and fiscal policies, deposit levels, loan demand, loan collateral values, securities portfolio values, interest rate risk management, the effects of competition in the banking business from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market funds and other financial institutions operating in our market area and elsewhere, including institutions operating through the Internet, changes in governmental regulation relating to the banking industry, including regulations relating to branching and acquisitions, failure of assumptions underlying the establishment of allowance for loan losses, including the value of collateral underlying delinquent loans and other factors. We caution that such factors are not exclusive. We do not undertake to update any forward-looking statement that may be made from time to time by, or on behalf of us.

Overview

         Our 2000 results were highlighted by the successful completion of the common stock offering and the commencement of banking operations on April 20, 2000. The Bank's capital base will allow for substantial growth in 2001.

Financial Condition at December 31, 2000 and 1999

         Following is a summary of our balance sheets for the periods indicated:

                                        12/31/00     12/31/99
                                        --------     --------
                                        (Dollars in Thousands)
Cash and due from banks                  $   686       $ 142
Federal funds sold                         6,720          --
Securities available for sale              4,382          --
Loans, net                                16,516          --
Premises and equipment                       744           6
Other assets                                 226          --
                                         -------       -----

                                         $29,274       $ 148
                                         =======       =====

Total deposits                           $20,586       $  --
Other liabilities                            189         446
Stockholders' equity (deficit)             8,499        (298)
                                         -------       -----

                                         $29,274       $ 148
                                         =======       =====

         As of December 31, 2000, we had total assets of $29.27 million. We raised $9 million from the sale of common stock and have received $20.59 million in deposits since the commencement of operations on April 20, 2000. We have invested the proceeds from the stock sale and deposit growth in Federal funds sold ($6.72 million), securities ($4.38 million), loans ($16.52 million net), and premises and equipment ($744,241). We expect that loan and deposit growth will be significant during the coming year. This expected growth is not uncommon for de novo banks.

         We have 82% of our loan portfolio collateralized by real estate located in our primary market area of Coweta County, Georgia and surrounding counties. Our real estate mortgages and construction portfolio consists of loans collateralized by one- to four-family residential properties (47%), construction loans to build one- to four-family residential properties (11%), and nonresidential properties consisting primarily of small business commercial properties (42%). We generally require that loans collateralized by real estate not exceed the collateral values by the following percentages for each type of real estate loan as follows.

        One- to four-family residential properties                           85%
        Construction loans on one- to four-family residential properties     80%
        Nonresidential property                                              80%

         The remaining 18% of the loan portfolio consists of commercial, consumer, and other loans. We require collateral commensurate with the repayment ability and creditworthiness of the borrower.

         The specific economic and credit risks associated with our loan portfolio, especially the real estate portfolio, include, but are not limited to, a general downturn in the economy which could affect unemployment rates in our market area, general real estate market deterioration, interest rate fluctuations, deteriorated or non-existing collateral, title defects, inaccurate appraisals, financial deterioration of borrowers, fraud, and any violation of banking protection laws. Construction lending can also present other specific risks to the lender such as whether developers can find builders to buy lots for home construction, whether the builders can obtain financing for the construction, whether the builders can sell the home to a buyer, and whether the buyer can obtain permanent financing. Currently, real estate values and employment trends in our market area are stable with no indications of a significant downturn in the general economy.

         We attempt to reduce these economic and credit risks not only by adhering to loan to value guidelines, but also by investigating the creditworthiness of the borrower and monitoring the borrower's financial position. Also, we establish and periodically review our lending policies and procedures. Banking regulations limit exposure by prohibiting loan relationships that exceed 25% of the Bank's statutory capital on a fully-secured basis, as defined by the State of Georgia.

Liquidity and Capital Resources

         The purpose of liquidity management is to ensure that there are sufficient cash flows to satisfy demands for credit, deposit withdrawals, and our other needs. Traditional sources of liquidity include asset maturities and growth in core deposits. A company may achieve its desired liquidity objectives from the management of assets and liabilities and through funds provided by operations. Funds invested in short-term marketable instruments and the continuous maturing of other earning assets are sources of liquidity from the asset perspective. The liability base provides sources of liquidity through deposit growth, the maturity structure of liabilities, and accessibility to market sources of funds.

         Scheduled loan payments are a relatively stable source of funds, but loan payoffs and deposit flows fluctuate significantly, being influenced by interest rates and general economic conditions and competition. We attempt to price deposits to meet asset/liability objectives consistent with local market conditions.

         Our liquidity and capital resources are monitored on a periodic basis by management and regulatory authorities. As determined under guidelines established by regulatory authorities and internal policy, our liquidity was considered satisfactory.

         At December 31, 2000, we had loan commitments outstanding of $2.55 million. Because these commitments generally have fixed expiration dates and many will expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. If needed, we have the ability on a short-term basis to borrow and purchase Federal funds from other financial institutions. At December 31, 2000, we had arrangements with one commercial bank for short-term advances of $2.2 million.

         At December 31, 2000, our capital ratios were considered adequate based on regulatory minimum capital requirements. Our shareholders' equity increased during 2000 due to the proceeds from the sale of common stock of $9 million offset by a net loss of $247,194.

         The minimum capital requirements to be considered well capitalized under prompt corrective action provisions and the actual capital ratios for us as of December 31, 2000 are as follows:

                                             Newnan
                                             Coweta      Regulatory
                                              Bank      Requirements
                                             ------     ------------
        Leverage capital ratio               31.32%        5.00%
        Risk-based capital ratios:
               Core capital                  57.45         6.00
               Total capital                 58.68        10.00

         These ratios will decline as asset growth continues, but are expected to exceed the regulatory minimum requirements.

         At December 31, 2000, we had no material commitments for capital expenditures.

         We believe that our liquidity and capital resources are adequate and will meet our foreseeable short and long-term needs. We anticipate that we will have sufficient funds available to meet current loan commitments and to fund or refinance, on a timely basis, our other material commitments and liabilities.

         Management is not aware of any known trends, events or uncertainties other than those discussed above that will have or that are reasonably likely to have a material effect on our liquidity, capital resources or operations. Management is also not aware of any current recommendations by the regulatory authorities that, if they were implemented, would have such an effect.

Effects of Inflation

         The impact of inflation on banks differs from its impact on non-financial institutions. Banks, as financial intermediaries, have assets that are primarily monetary in nature and that tend to fluctuate in concert with inflation. A bank can reduce the impact of inflation if it can manage its rate sensitivity gap. This gap represents the difference between rate sensitive assets and rate sensitive liabilities. We, through our asset-liability committee, attempt to structure the assets and liabilities and manage the rate sensitivity gap, thereby seeking to minimize the potential effects of inflation. For information on the management of our interest rate sensitive assets and liabilities, see "Asset/Liability Management."

Results of Operations For The Year Ended December 31, 2000 and Period from March 10, 1999, Date of Inception, to December 31, 1999

The following is a summary of our operations for the periods indicated.

                                           Year Ended            Period Ended
                                        December 31, 2000     December 31, 1999

                                                (Dollars in Thousands)
Interest income                              $1334                $  --

Interest expense                               492                   12

Net interest income (expense)                  842                  (12)

Provision for loan losses                      180                   --

Other income                                    32                   --

Other expenses                                 941                  285

Pretax loss                                   (247)                (298)

Income taxes                                    --                   --
                                             -----                -----
Net loss                                     $(247)               $(298)
                                             =====                =====

         We commenced our banking operations on April 20, 2000. Prior to the commencement, we were engaged in activities involving the formation of the Company, selling the common stock, and obtaining necessary regulatory approvals.

         Operations during 1999 consisted primarily of our organizers engaging in organizational and preopening activities necessary to obtain regulatory approvals and to prepare to commence business as a bank. The organizational expenses incurred through December 31, 1999 consisted primarily of salaries and wages, filing and application fees, and professional fees.

Net Interest Income

         Our results of operations are determined by our ability to manage interest income and expense effectively, to minimize loan and investment losses, to generate non-interest income, and to control operating expenses. Because interest rates are determined by market forces and economic conditions beyond our control, our ability to generate net interest income is dependent upon our ability to obtain an adequate net interest spread between the rate we pay on interest-bearing liabilities and the rate we earn on interest-earning assets.

Provision for Loan Losses

         The provision for loan losses was $180,000 in 2000. The amount provided was due primarily to the growth of the portfolio. Based upon our evaluation of the loan portfolio, we believe the allowance for loan losses is adequate to absorb possible losses on existing loans that may become uncollectible. Our evaluation considers past due and classified loans, underlying collateral values, and current economic conditions that may affect the borrower's ability to repay. As of December 31, 2000, we had no nonperforming loans or assets. The allowance for loan losses as a percentage of total loans was 1.08%.

Other Income

         Other operating income consists of service charges on deposit accounts and other miscellaneous revenues and fees. Other operating income was $32,000 in 2000.

Non-interest Expense

         Other operating expense for the year ended December 31, 2000 consists of salaries and employee benefits of $582,000, equipment and occupancy expenses of $83,000, and other operating expenses of $276,000.

Income Tax

         We had no income tax expense due to a pre-tax operating loss of $247,000. At December 31, 2000, we have available net operating loss carryforwards of approximately $175,000 for Federal income tax purposes. If unused, the carryforwards will expire beginning 2020.

Asset/Liability Management

         Our objective is to manage assets and liabilities to provide a satisfactory, consistent level of profitability within the framework of established cash, loan, investment, borrowing, and capital policies. Certain officers are charged with the responsibility for monitoring policies and procedures that are designed to ensure acceptable composition of the asset/liability mix. Our management's overall philosophy is to support asset growth primarily through growth of core deposits of all categories made by local individuals, partnerships, and corporations.

         Our asset/liability mix is monitored on a regular basis with a report reflecting the interest rate-sensitive assets and interest rate-sensitive liabilities being prepared and presented to the Board of Directors on a periodic basis. The objective of this policy is to monitor interest rate-sensitive assets and liabilities so as to minimize the impact of substantial movements in interest rates on earnings. An asset or liability is considered to be interest rate-sensitive if it will reprice or mature within the time period analyzed, usually one year or less. The interest rate-sensitivity gap is the difference between the interest-earning assets and interest-bearing liabilities scheduled to mature or reprice within such time period. A gap is considered positive when the amount of interest rate-sensitive assets exceeds the amount of interest rate-sensitive liabilities. A gap is considered negative when the amount of interest rate-sensitive liabilities exceeds the interest rate-sensitive assets. During a period of rising interest rates, a negative gap would tend to affect net interest income adversely, while a positive gap would tend to result in an increase in net interest income. Conversely, during a period of falling interest rates, a negative gap would tend to result in an increase in net interest income, while a positive gap would tend to affect net interest income adversely. If our assets and liabilities were equally flexible and moved concurrently, the impact of any increase or decrease in interest rates on net interest income would be minimal.

         A simple interest rate "gap" analysis by itself may not be an accurate indicator of how net interest income will be affected by changes in interest rates. Accordingly, we also evaluate how the repayment of particular assets and liabilities is impacted by changes in interest rates. Income associated with interest-earning assets and costs associated with interest-bearing liabilities may not be affected uniformly by changes in interest rates. In addition, the magnitude and duration of changes in interest rates may have a significant impact on net interest income. For example, although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. Interest rates on certain types of assets and liabilities fluctuate in advance of changes in general market rates, while interest rates on other types may lag behind changes in general market rates. In addition, certain assets, such as adjustable rate mortgage loans, have features (generally referred to as "interest rate caps and floors") that limit changes in interest rates. Prepayment and early withdrawal levels also could deviate significantly from those assumed in calculating the interest rate gap. The ability of many borrowers to service their debts also may decrease during periods of rising interest rates.

         Changes in interest rates also affect our liquidity position. We currently price deposits in response to market rates and it is management's intention to continue this policy. If deposits are not priced in response to market rates, a loss of deposits could occur that would negatively affect our liquidity position.

ITEM 3.  PROPERTIES

         The Bank's principal office is located at 145 Millard Farmer Industrial Blvd., Newnan, Georgia 30263. The Bank owns the property and the approximately 2400 square foot building which sits on the property. None of the space is leased to third parties.

         The Bank routinely takes security interests in various real estate as collateral for loans.

ITEM 4.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth, as of December 31, 2000, the amount and percentage of the Bank's outstanding Common Stock beneficially owned by each person who, to the best information and knowledge of the Bank, beneficially owned 5% or more of the outstanding shares of the Bank. The beneficial ownership of each director and all executive officers and directors as a group, according to data provided by such persons, is set forth in ITEM 5. Beneficial ownership is determined in accordance with Rule 13d-3(d)(1) of the Securities Exchange Act of 1934 (the "Exchange Act").

                         Name and Address          Common Stock          Percent of Outstanding
Title of Class         of Beneficial Owner      Beneficially Owned            Common Stock
--------------         -------------------      ------------------       ----------------------
Common Stock             Dennis McDowell             64,920(1)                    7.11%

(1) This figure represents the number of shares purchased in the Bank's 2000 Common Stock offering. The Bank is not aware of any specific acquisitions or dispositions of Common Stock by Mr. McDowell since that time.

ITEM 5.  DIRECTORS AND EXECUTIVE OFFICERS

         The Bank's Charter provides that the Board of Directors shall consist of no fewer than 5 nor more than 25 members. The Board is currently set at 12 members by Board resolution. All Directors are elected annually by the shareholders.

         The Bank's executive officers are James B. Kimsey, President; Ann B. Bledsoe, Senior VP, CFO and Treasurer; and G. Michael Scott, Executive VP, COO and Senior Loan Officer. Each of these officers are parties to employment contracts with the Bank dated March 7, 2000. The employment contracts for Messrs. Kimsey and Scott are for an initial term of three years with automatic one year extensions unless either party notifies the other within six months of the then current expiration date. Ms. Bledsoe's employment agreement states that her employment will be at will.

         Set forth below is information with respect to each member of the Board of Directors and each executive officer of the Bank as of March 31, 2001.

                                                                                                        Common          Percent of
        Name                                          Director               Principal                  Stock          Outstanding
   (Director = D;                       Director        Term               Occupation or             Beneficially         Common
    Officer = O)          Age             Since        Expires              Employment                  Owned             Stock
   --------------         ---           --------      --------             -------------             ------------      -----------
Ann B. Bledsoe (O)         50              N/A           N/A       Senior VP, CFO and Treasurer         3,000             0.33%

Joe S. Crain, Jr. (D)      35              1999          2001      Vice President/Petroleum             23,800(1)         2.61%
                                                                   Marketing

Douglas T. Daviston        59              1999          2001      President and CEO/Funeral            25,000            2.74%
(D)                                                                Home

Otis F. Jones, III (D)     35              1999          2001      Partner & Agent/Insurance            21,300            2.33%
                                                                   Agency

James B. Kimsey            48              1999          2001      President-Newnan Coweta              7,300(1)          0.80%
(D, O)                                                             Bank

David LaGuardia (D)        40              1999          2001      Vice President/Nurse                 41,300(1)         4.52%
                                                                   Anesthesia

Bob B. Mann, Jr. (D)       47              1999          2001      Physician                            21,300(1)         2.33%

Theo D. Mann (D)           51              1999          2001      Attorney                             51,600(2)         5.73%

J. Walker Moody (D)        57              1999          2001      President/Golf Course                26,300(1)         2.88%

James Van S.               46              1999          2001      President/Real Estate                41,300(1)         4.52%
Mottola (D)

Melvin Samuels (D)         49              1999          2001      Manager/Georgia Department           1,333(3)          0.15%
                                                                   of Labor (Newnan Office)

G. Michael Scott (O)       43              N/A           N/A       Executive VP, COO and                3,200             0.35%
                                                                   Senior Loan Officer

Donald Sprayberry,         42              1999          2001      Vice President/Restaurants           26,300(1)         2.88%
Jr. (D)

Woodie T. Wood, Jr.        39              1999          2001      President/Wood Properties &          20,000            2.22%
(D)                                                                Investments, Inc.

All Directors and          N/A             N/A           N/A       N/A                                  313,033          34.78%
Executive Officers

(1) With respect to Messrs. Crain, Jones, Kimsey, LaGuardia, B. Mann, Moody, Mottola and Sprayberry, beneficial ownership as reported in the table includes 1,300 shares of the Bank's Common Stock that may be acquired upon the exercise of outstanding warrants.

(2) With respect to Mr. Theo Mann, beneficial ownership as reported in the table includes 2,600 shares of the Bank's Common Stock that may be acquired upon the exercise of outstanding warrants, 2,000 of the Bank's Common Stock held in trust for Mr. Mann's minor children with Mr. Mann serving as trustee, 10,000 shares of the Bank's Common Stock held in a unified residual trust for R.S. Mann, Jr. with Mr. Mann serving as co-trustee, and 10,000 shares of the Bank's Common Stock held in the name of Mann & Wooldridge, P.C. Profit Sharing Plan and Trust.

(3) With respect to Mr. Samuels, beneficial ownership as reported in the table includes 333 shares of the Bank's Common Stock that may be acquired upon the exercise of outstanding warrants.

         Set forth below is a brief account of the business experience of the directors and executive officers of the Bank during the past five years or more including principal occupations and employment during that period:

         ANN B. BLEDSOE Ann B. Bledsoe serves as Senior Vice President, Chief Financial Officer and Treasurer of the Bank. She has been in the banking industry since 1970, and most recently was President and Chief Executive Officer of Citizens National Bank in Valley, Alabama. Ms. Bledsoe also served as Vice President and Chief Financial Officer from 1998 to 1999 and Vice President and Operations Officer from 1996 to 1998 at Citizens National Bank. At Valley National Bank in Lanett, Alabama, Ms. Bledsoe was Executive Vice President from 1995 to 1996, Vice President from 1992 to 1995, Vice President and Cashier from 1985 to 1992 and Assistant Vice President from 1982 to 1985. During her tenure at Valley National Bank, from 1986 to 1991, Ms. Bledsoe was active in a software users group--Gulf States Jack Henry & Associates Users Group which she was active in forming and for which she served as an officer and director from 1986 to 1991. Ms. Bledsoe was President of Gulf States Jack Henry & Associates Users Group from 1990 to 1991. Ms. Bledsoe held other various positions at Valley National Bank from 1970 to 1980. From 1980 to 1982, Ms. Bledsoe was the Territory Manager for Burroughs Corporation in Columbus, Georgia where she was a sales representative for electronic data processing equipment for approximately forty-five commercial banks and five savings and loan associations. Ms. Bledsoe is a member of the West Point Rotary Club, director and Finance Committee Chairman of the Pine Valley Girl Scout Council in Griffin, Georgia, director and secretary of Greater Valley Area Crime Stoppers, Inc. in Valley, Alabama and is an education consultant and instructor for Junior Achievement of East Alabama. Ms. Bledsoe has a Bachelor of Business Administration from Auburn University at Montgomery.

         JOE S. CRAIN, JR. Since June 8, 1988, Mr. Crain has served as Vice President of Crain Oil Company, Inc. He is also President and part owner of Joe
S. Crain, Jr., Inc., a transport and equipment company, and President and part owner of three businesses which are engaged in real estate investment --Drifters, Inc. (convenience store), Golfview Associates, Inc. (residential lots), and Texas T, Inc. (convenience store). He is an active member of the Newnan Rotary Club, Jaycees, Newnan-Coweta Chamber of Commerce and First United Methodist Church. He is a graduate of Newnan High School and Valdosta State University, and has attended marketing courses offered through Phillips Petroleum.

         DOUGLAS T. DAVISTON Mr. Daviston has served as owner and CEO of McKoon Funeral Home since 1986. He is managing partner of Forest Lawn Memorial Park. He is also owner of M&T Properties which is engaged in real estate. He is owner of West Georgia Crematory. He was the 1995-1996 President of the Georgia Funeral Directors Association. He has served as Advisory Board member of First South Bank, Board of Trustees member of Emory Peachtree Regional Hospital, Finance Committee at the First Baptist Church of Newnan, Board member of the Newnan-Coweta Chamber of Commerce, and Chairman of Leadership Coweta. He is currently a member of the First Baptist Church of Newnan, The Georgia Funeral Directors Association, Kiwanis Club of Newnan and various other civic and community organizations. After serving in the Army, Mr. Daviston attended the Kentucky School of Mortuary Science in 1967.

         OTIS F. JONES, III Since 1989, Mr. Jones has been employed with Matrix Insurance Agency and he has served as a partner in Matrix Insurance Agency since 1995. Mr. Jones was awarded Accredited Advisor of Insurance (AAI) designation in 1993. Mr. Jones is active in Central Baptist Church, served as past president of the Newnan Rotary Club and is currently serving on the Newnan-Coweta Chamber of Commerce Board of Directors. He is a graduate of Newnan High School and The University of Georgia.

         JAMES B. KIMSEY James B. Kimsey serves as the President and Chief Executive Officer of the Bank. Mr. Kimsey has been a banking professional for over 23 years. From January, 1997, to March, 1999, Mr. Kimsey served as the Senior Vice President and Senior Loan Officer for the Bank of Coweta County. He was President of the Community Banking Group of First Union National Bank from July, 1993, to January, 1997. Since 1998, Mr. Kimsey has been a shareholder in Golfview Associates, Inc. (real estate investment). Mr. Kimsey has served as an officer of Home Federal in Macon, Georgia and senior officer of Georgia Federal Bank, First Union Bank and Bank of Coweta. Mr. Kimsey's civic and community involvement include serving as an organizing member of 21st Century Coweta, serving on the board of trustees for United Way and serving on the board of trustees for the Newnan Historical Society. Mr. Kimsey graduated from Mercer University with a BA degree in 1974. He also attended the Institutes School of Banking and Marketing at the University of North Carolina at Chapel Hill in 1976 and has attended numerous credit and banking programs.

         DAVID LAGUARDIA Mr. LaGuardia co-founded AnestheCare, Inc. (anesthesia billing company) in 1984 and serves as Vice President. Mr. LaGuardia also served as Chief Financial Officer and a nurse anesthetist at Richard LaGuardia, P.C. from 1982 to 1984. Mr. LaGuardia founded OutMed, LLC in 1995 and serves as President. Mr. LaGuardia is an owner in several businesses: AnestheCare, Inc., Entrust, Inc. (real estate management), Happy Valley Development Corp. (real estate development), Pyramid Anesthesiology Group, Inc. (provides anesthesia billing and management services), Lower Fayetteville Ventures, Inc. (real estate partnership), Marquis Theatre Group, Inc. (real estate development), OutMed, LLC (various businesses), Parkway Ventures, Inc. (real estate investment), and T-Shirts & More, Inc. (retail t-shirts). He is a certified nurse anesthetist and serves on numerous boards including Coweta Vision 2020, Coweta Community Foundation, Pyramid Medical Management Group, Inc., and Georgia Rehabilitation Center. As a bank director (Bank of Coweta) from 1995 to 1999, he has served on the audit and executive committees. He received an associate degree from Macon Junior College, attended Mercer University and graduated from the Montgomery School of Anesthesia in Pennsylvania.

         DR. BOB BAKER MANN, JR. Since July, 1984, Dr. Mann has been engaged in the practice of urology with the PAPP Clinic group. He has served as President of PAPP Clinic since October, 1997. Since 1987, Dr. Mann has been a stockholder in PARE Corporation and Happy Valley Development Corp., both of which engage in real estate. Dr. Mann is a current member of the Board of Trustees of Newnan Hospital and an active member of Central Baptist Church. Dr. Mann graduated from Emory University in 1975 and graduated from Emory Medical School in 1979.

         THEO D. MANN Mr. Mann has served as President, Director and a shareholder of the law firm of Mann & Wooldridge, PC for the past eight years. He has been a practicing attorney for over 24 years and serves on the U.S. Bankruptcy Court Panel of Trustees. Mr. Mann has been and/or is involved in various businesses: President, Director and shareholder in 28 Jackson St., Inc. (real estate investment); Secretary, Director and shareholder in Happy Valley Development Corp. (real estate development); partner in Fair Street Associates (real estate); Assistant Secretary and shareholder in Flat Shoals, Inc. (real estate development); partner in Lake Coweta Associates (real estate development); Secretary/Treasurer and Director of Marco Polo Associates, Inc. (real estate); Member-manager of OutMed, LLC (various businesses); Director and Assistant Secretary of Peachtree Factory Center, Inc. (outlet mall development); Director and Secretary of Son of SunFlower, Inc. (real estate); and Secretary and Director of T-Shirts & More, Inc. (retail t-shirts). He is a member of the Newnan Rotary Club, First Baptist Church, 21st Century Coweta and is active in many other civic and community activities. From 1985 to 1995, Mr. Mann was an Advisory Director to Citizens & Southern National Bank/NationsBank in Newnan. Mr. Mann is a graduate of Newnan High School, Georgia Institute of Technology (B.I.E.) and The University of Georgia (J.D.).

         J. WALKER MOODY Mr. Moody developed Orchard Hill Golf Club in 1990 and continues to serve as President, General Manager of Operations, and part owner. He is a member of the Newnan-Coweta Chamber of Commerce, 21st Century Coweta and is a member of Central Baptist Church. Mr. Moody is also an owner in Lower Fayetteville Ventures, Inc. (real estate development) and OutMed, LLC (various businesses). He is also a graduate of The University of Georgia.

         JAMES VAN S. MOTTOLA Mr. Mottola has served as President and Qualifying Broker for Parks & Mottola, Inc. (real estate company) since it was organized in 1985. Mr. Mottola served on the Board of Directors of the Bank of Coweta from 1988 until February, 1999. Mr. Mottola was an organizing member of 21st Century Coweta, serves on the Board of Directors for Carroll Technical Institute, and is active in numerous other civic organizations. Mr. Mottola has been and/or is involved in various businesses including the following businesses: President of Happy Valley Development Corp. (real estate development); Secretary of Orchard Hills Golf, Inc. (golf course); Member-Manager and Member of the Executive Committee of OutMed, LLC (various businesses); Manager of Downtown Preservation Properties, LLC (real estate development); Secretary of Marquis Theatre Group, Inc. (real estate development); Secretary of Rocky Branch, Inc. (real estate development); Secretary of Rocky Branch II, Inc. (real estate development); Secretary of Flat Shoals, Inc. (real estate); President of Parkway Ventures, Inc. (real estate); President of Newnan By-Pass Associates, Inc. (real estate); and President of T-Shirts & More, Inc. (retail t-shirt store). Mr. Mottola is a graduate of The University of Georgia and serves as a member of the Board of Trustees of Clayton College and State University.

         MELVIN SAMUELS Mr. Samuels has served as Manager of the Newnan office of the Department of Labor since 1994. He has been with the Department of Labor since April, 1977, and is active in several local and state committees including the Coweta County Employer Committee, the Business Education Community Partnership for the Chattahoochee-Flint Regional Development Committee and Coweta Vision 20/20. Mr. Samuels is currently serving as Chairman of the Board for New Hope Children's Village in Carrollton. Mr. Samuels is a graduate of West Georgia College in Carrollton, Georgia.

         G. MICHAEL SCOTT G. Michael Scott serves as Executive Vice President, Chief Operating Officer and Senior Lending Officer of the Bank. Mr. Scott has a significant amount of experience in the banking industry. From November, 1992 to May, 1999, Mr. Scott was employed at First Union National Bank in Newnan, Georgia, where at one time he served as Vice President of Commercial Lending. From January 1, 1997 to May, 1999, Mr. Scott was City President of First Union National Bank. From May, 1991, to October, 1992, Mr. Scott was employed at NationsBank in Athens, Georgia, where he was responsible for portfolio management and new business development. From June, 1989, to April, 1991, Mr. Scott served as an equipment leasing broker for Salem Leasing Group, Inc. in Marietta, Georgia. From February, 1987, to May, 1989, Mr. Scott was employed by Bank South in Atlanta, Georgia, where he was responsible for new business development and portfolio management and where he was promoted to Vice President in 1988. From June, 1981, to January, 1987, Mr. Scott was employed at First National Bank of Atlanta/Wachovia where he served as Management Associate, Loan Officer-Perimeter Branch and Commercial Loan Officer-DeKalb Business Banking. Mr. Scott attended The University of Georgia where he received his BBA in Finance.

         DONALD L. SPRAYBERRY, JR. Mr. Sprayberry has served as Vice President of Sprayberry's, Inc. (restaurant) for the past 18 years. From June, 1980, to June, 1982, Mr. Sprayberry was a staff accountant with Mauldin & Jenkins, CPAs. He is a Trustee and member of the Board of Directors of Newnan Hospital and a member of the Newnan Coweta Chamber of Commerce and is a member of the First Methodist Church. Mr. Sprayberry is a graduate of The University of Georgia.

         WOODIE T. WOOD, JR. Mr. Wood has served as President and has been the owner of Wood Properties & Investments, Inc. (real estate investment) since its inception in 1985. His real estate properties include apartments, single-family homes, office buildings and shopping centers. He served as Coweta County Deputy Sheriff from 1979 until 1985. Mr. Wood serves on the Business Occupation Tax Rate and Review Appeals Board, is a member of the Newnan Board of Realtors, a member of the Georgia Cattleman's Association, and is involved in numerous other civic and professional organizations. He is a graduate of Newnan High School, attended West Georgia College and graduated from Clayton County Police Academy.

         Dr. Bob B. Mann, Jr. and Mr. Theo D. Mann are third cousins.

ITEM 6.  EXECUTIVE COMPENSATION

COMPENSATION OF EXECUTIVE OFFICERS

         The following table sets forth the annual compensation paid for services rendered in all capacities to the Bank during 2000 to the Bank's Chief Executive Officer. No other executive officer was paid $100,000 or more for services rendered to the Bank during the period.

                           SUMMARY COMPENSATION TABLE

                                                                                 Long Term Compensation
                                                                        --------------------------------------
                                                                                 Awards
                                       Annual Compensation              -------------------------      Payouts
                            ---------------------------------------     Restricted     Securities      -------
    Name and                                              Other           Stock        Underlying       LTIP            All Other
    Principal                                             Annual         Award(s)       Options/       Payouts        Compensation
    Position       Year     Salary($)     Bonus($)     Compensation        ($)           SARs(#)         ($)               ($)
    --------       ----     ---------     --------     ------------     ----------     ----------      -------        ------------
James B. Kimsey,   2000     $150,500        0               0               0              0              0                 0
President

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                Individual Grants

                        Number of          % of Total
                       Securities         Options/SARs
                       Underlying          Granted to
                      Options/SARs        Employees in       Exercise or Base    Expiration
      Name             Granted (#)         Fiscal Year         Price ($/Sh)         Date
      ----            ------------        ------------       ----------------    -----------
James B. Kimsey            0                  N/A                  N/A              N/A

COMPENSATION OF DIRECTORS

         Directors of the Bank receive no monetary compensation. All directors who contributed seed money to the Bank, however, were granted warrants to purchase the number of shares of the Bank's Common Stock equal to the amount of seed money contributed by such director divided by 10. A total of 40,000 warrants were granted to directors, all dated December 21, 1999. Each warrant grants the holder the right to purchase one share of the Bank's Common Stock for $10. The warrants expire in 2010 and vest 33 1/3% at the end of the first, second and third anniversary of the grant date.

KIMSEY EMPLOYMENT CONTRACT

         On March 7, 2000 the Bank entered into an employment agreement with James B. Kimsey to employ Mr. Kimsey as the President and Chief Executive Officer of the Bank for an initial term of three years (sometimes referred to herein as the "Kimsey Employment Agreement"). The term shall be automatically extended for an additional year at the end of each year during the term of the Kimsey Employment Agreement unless either party shall have served written notice upon the other party of its intention that the agreement will not be extended, at least six months before the date on which the agreement would have been automatically extended for an additional year. As President and Chief Executive Officer, Mr. Kimsey shall receive from the Bank a compensation package equal to $150,000 which shall include an annual base salary and employee benefits. The annual base salary shall be paid by the Bank in equal periodic installments. Thereafter, his salary will be reviewed by the Board of Directors of the Bank annually and Mr. Kimsey will be entitled to receive annually an increase (but in no event a decrease) in such amount as may be determined by the Board of Directors of the Bank.

         Mr. Kimsey is entitled to incentive compensation based on the terms of any bonus and incentive plans that have been approved by the Board of Directors which shall be based on meeting or exceeding the attainment of certain business goals to be established by the Board. No incentive bonus shall be paid without the prior approval of the Department.

         Mr. Kimsey shall also be provided with health, life, and disability insurance, retirement benefits, membership in social, professional, and civic clubs, a car allowance and such other benefits as may be provided by the Board of Directors and selected by Mr. Kimsey. He will be entitled to reimbursement for reasonable business expenses incurred by him in the performance of his duties for the Bank as approved from time to time by the Board of Directors.

         Subject to the approval of the Department and the Bank's shareholders, Mr. Kimsey was granted incentive stock options with a duration of ten (10) years to Mr. Kimsey to purchase 22,500 of the Common Stock of the Bank at a per share exercise price equal to ten dollars ($10.00). The stock option plan provides:
(1) that the options will not be transferable; (2) that in the event that the Bank's capital falls below the minimum requirements, as determined by the Department or the FDIC, the FDIC shall be allowed to direct the Bank to require Mr. Kimsey to exercise or forfeit his rights under the plan; and that (3) after termination as an active officer, employee or director, Mr. Kimsey's stock options under the plan must be exercised or shall expire within a reasonable time after his termination as an active officer, employee or director.

         Commencing on the first anniversary of the date of grant and on each subsequent anniversary, the options shall vest at the rate of twenty percent (20%) per year. Mr. Kimsey's stock option agreement provides that the vesting period for the options shall be shortened to three years in the event of a change in control of the Bank as shall be defined in the stock option agreement and shall fully vest upon the termination of Mr. Kimsey without cause as shall be defined in the agreement or upon his death or total disability as shall be defined in the agreement.

         If the Kimsey Employment Agreement is terminated for cause, Mr. Kimsey will be entitled only to his salary and other amounts due to him from the Bank through the date of termination. If Mr. Kimsey's employment is terminated without cause, he shall be paid severance compensation in an amount equal to his annual base salary then in effect and any other amounts owing to him by the Bank at the time of termination. The severance package shall be paid over a 12-month period in installments and intervals as if he had remained employed.

         In the event of a change in control of the Bank, and, if as a result, Mr. Kimsey is terminated, except for cause, or he has a detrimental change in duties or salary as shall be defined in the Kimsey Employment Agreement, then he shall receive a severance package equal to 150% of his annual base salary then in effect and any other amounts owing to him at the time of such termination date. This amount shall be paid in a lump sum within 14 days following the date of his termination or resignation.

         Upon Mr. Kimsey's termination by reason of death, the Kimsey Employment Agreement provides that Mr. Kimsey's estate shall be paid the amounts due to him at the time of his death. Upon Mr. Kimsey's termination as a result of total disability, as defined in the Kimsey Employment Agreement, the Kimsey Employment Agreement may provide that, after a period of disability of 120 days in any consecutive 12-month period, his compensation may be terminated, and he would be paid in accordance with any long-term disability plan that the Bank may have in effect at that time. However, the Bank may provide disability insurance to cover Mr. Kimsey during any part of such disability and the Bank's obligations for the executive compensation for such period shall be reduced by the amount of any insurance proceeds.

         The Kimsey Employment Agreement provides that in the event of Mr. Kimsey's termination from employment by the Bank, Mr. Kimsey will not work for a competing banking business at any location within Coweta County for a period of twelve (12) months. The Kimsey Employment Agreement will also restrict Mr. Kimsey from soliciting customers within such area for a period of 12 months following his termination and it will restrict him from soliciting employees during such 12-month period. The Kimsey Employment Agreement will also have provisions protecting the Bank's interest in its confidential and proprietary information.

ITEM 7.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Except as set forth below, there were not during 2000 and there are no existing or proposed direct or indirect material transactions between the Bank and any of their officers, directors, or any affiliate of the foregoing, except in the ordinary course of the Bank's business.

         The Bank has had, and expects to have in the future, banking in the ordinary course of business with directors and officers of the Bank and their affiliates, including members of their families or corporations, partnerships or other organizations in which such officers or directors have a controlling interest, on substantially the same terms (including price or interest rates and collateral) as those prevailing at the time for comparable transactions with unrelated parties. Such banking transactions have not and will not involve more than the normal risks of collectible, nor present other unfavorable features.

         During 2000 the Bank engaged in the following transactions with its directors: (i) extended a $75,000 line of credit to Douglas T. Daviston; (ii) extended a $63,000 loan to Woodie T. Wood, Jr. for the purchase of real estate;
(iii) extended a construction loan for $850,000 (later paid off) and a home equity loan for $200,000 to Otis F. Jones, III; (iv) extended a construction loan for $80,000 to Joe S. Crain, Jr.; and (v) extended two real estate loans, one for $800,000 and one for $650,000 to Outmed, L.L.C., a limited liability company in which David LaGuardia, Jim Mottola, Theo Mann, and Bob Mann are all member-managers. All of the foregoing were approved by a quorum of independent directors and were on the same terms as loans extended to third parties.

ITEM 8.  DESCRIPTION OF SECURITIES

         The Bank has only one class of securities, its Common Stock. The Bank's Articles of Incorporation authorize it to issue 5,000,000 shares of Common Stock with a par value of $5.00 per share. Currently the Bank has 900,000 shares of Common Stock issued and outstanding.

                                     PART II

ITEM 1. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

         No public market exists for the Bank's Common Stock, and there can be no assurance that a public trading market for the Bank's Common Stock will develop. As of March 31, 2001 there were approximately 700 holders of record of Bank Common Stock. 271,200 shares of Common Stock are presently held by directors and executive officers of the Bank and their affiliates ("Controlled Shares") and generally may be sold in the public market only if the sale is in compliance with Rule 144 under the Securities Act of 1933. 45,000 shares of Common Stock are presently subject to outstanding options to purchase such shares. Additionally, the Bank's directors collectively hold 40,000 warrants each representing the right to purchase one share of the Bank's Common Stock.

         Under the provisions of the Financial Institutions Code of Georgia, the Bank may declare and pay cash dividends only out of its retained earnings, and dividends may not be declared or paid at any time at which the paid-in capital and retained earnings of the Bank do not, in combination, equal at least 20% of the Bank's capital stock account. In addition, under the current rules and regulations of the Department, cash dividends may only be declared or paid on the Bank's outstanding capital stock, without any requirement to notify the Department or request the approval of the Department, under the following conditions:

         (a) Total classified assets at the most recent examination of the Bank do not exceed 80% of Tier 1 Capital plus the Allowance for Loan Losses as reflected at such examination;

         (b) The aggregate amount of dividends declared or anticipated to be declared in the calendar year does not exceed 50% of the net profits, after taxes but before dividends, for the previous calendar year; however, a bank that files federal income taxes as a Subchapter S-Corporation may pay an additional amount of dividends without approval from the Department equivalent to 50% of the income taxes which the bank would have had to pay as a Subchapter C-Corporation; and

         (c) The ratio of Tier 1 Capital to Adjusted Total Assets is not less than 6%.

Any dividend to be declared by the Bank at the time when each of the conditions provided above does not exist must be approved, in writing, by the Department prior to the payment of the dividend pursuant to the provisions of Section 7-1-460(a)(3) of the Financial Institutions Code of Georgia. (Section 7-1-460(a)(3) of the Financial Institutions Code of Georgia provides that "[d]ividends may not be paid without the prior approval of the [D]epartment in excess of specified amounts as may be fixed by regulations of the [D]epartment to assure that banks and trust companies maintain an adequate capital structure.")

         The payment of dividends may also be affected or limited by other factors, such as the requirement to maintain adequate capital above regulatory guidelines. In addition, if, in the opinion of the applicable regulatory authority, a bank under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending upon the financial condition of the bank, could include the payment of dividends), such authority may require, after notice and hearing, that such bank cease and desist from such practice. In addition to the formal statutes and regulations, regulatory authorities consider the adequacy of the Bank's total capital in relation to its assets, deposits and other such items. Finally, pursuant to restrictions contained in the Department's letter approving the Bank's application for Articles of Incorporation, the Bank is required to maintain a Tier 1 Capital Ratio, as defined by the Department's Statement of Policies, of not less than 8% during the first three years of operations, the Bank is prohibited from paying a dividend without the prior approval of the Department, and during the first three years of operations, cash dividends shall be paid only from net operating income and shall not be paid until an appropriate allowance for loan and lease losses has been established and overall capital is considered adequate in accordance with the Department's Statement of Policies.

         No dividends are planned for the first three years of operation of the Bank. Thereafter, dividend distributions will be restricted to those allowed by the FDIC and Department Regulations. Notwithstanding the foregoing, the Bank will not pay any dividends without the prior approval of the Department and during the first three years of operations, cash dividends shall be paid only from net operating income and shall not be paid until an appropriate allowance for loan and lease losses has been established and overall capital is considered adequate in accordance with the Department's Statement of Policies. The Organizers anticipate that the earnings of the Bank, if any, will be held for purposes of enhancing the Bank's capital. No assurances can be given that any dividends will be declared in the immediate future or, if declared, what the amount of such dividends will be or whether such dividends will continue for future periods.

ITEM 2.  LEGAL PROCEEDINGS

         The Bank is not a party to any pending legal proceedings other than routine proceedings that are incidental to its business.

ITEM 3.  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

         There have been no changes in or disagreements with the Bank's independent accountants.

ITEM 4.  RECENT SALES OF UNREGISTERED SECURITIES

         On February 27, 2000, the Bank had an initial offering of Common Stock. The Bank sold 900,000 shares of Common Stock at $10 per share. The issuance of Common Stock was sold pursuant to an exemption from registration under Section 3(a)(2) of the Securities Act of 1933.

ITEM 5.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Bank's Articles of Incorporation provide that the personal liability of a Director or of a shareholder is eliminated as fully as permitted by Section 7-1-493(e) of the Georgia Financial Institutions Code. Section 7-1-493(e) of the Georgia Financial Code generally provides that a bank may eliminate the personal liability of a director to the same extent as a business corporation incorporated under the Georgia Business Corporation Code.

         Subsection (a) of Section 14-2-851 of the Georgia Business Corporation Code provides that a corporation may indemnify or obligate itself to indemnify an individual made a party to a proceeding because he or she is or was a director against liability incurred in the proceeding if such individual conducted himself or herself in good faith and such individual reasonably believed, in the case of conduct in an official capacity, that such conduct was in the best interests of the corporation and, in all other cases, that such conduct was at least not opposed to the best interests of the corporation and, in the case of any criminal proceeding, such individual had no reasonable cause to believe such conduct was unlawful. Subsection (d) of Section 14-2-851 of the Georgia Business Corporation Code provides that a corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation except for reasonable expenses incurred if it is determined that the director has met the relevant standard of conduct, or in connection with any proceeding with respect to conduct under Section 14-2-851 of the Georgia Business Corporation Code for which he was adjudged liable on the basis that personal benefit was improperly received by him. Notwithstanding the foregoing, pursuant to Section 14-2-854 of the Georgia Business Corporation Code a court may order a corporation to indemnify a director or advance expenses if such court determines that the director is entitled to indemnification under the Georgia Business Corporation Code or that the director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not such director met the standard of conduct set forth in subsections (a) and (b) of Section 14-2-851 of the Georgia Business Corporation Code, failed to comply with Section 14-2-853 of the Georgia Business Corporation Code or was adjudged liable as described in paragraph (1) or (2) of subsection (d) of Section 14-2-851 of the Georgia Business Corporation Code.

         Section 14-2-852 of the Georgia Business Corporation Code provides that to the extent that a director has been successful, on the merits or otherwise, in the defense of any proceeding to which he was a party, because he or she is or was a director of the corporation, the corporation shall indemnify the director against reasonable expenses incurred by the director in connection therewith.

         Section 14-2-857 of the Georgia Business Corporation Code provides that a corporation may indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because he or she is an officer of the corporation to the same extent as a director and if he or she is not a director to such further extent as may be provided in its articles of incorporation, bylaws, action of its board of directors or contract except for liability arising out of conduct specified in Section 14- 2-857(a)(2) of the Georgia Business Corporation Code. Section 14-2-857 of the Georgia Business Corporation Code also provides that an officer of the corporation who is not a director is entitled to mandatory indemnification under Section 14-2-852 and is entitled to apply for court ordered indemnification or advances for expenses under Section 14-2-854, in each case to the same extent as a director. In addition, Section 14-2-857 provides that a corporation may also indemnify and advance expenses to an employee or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, action of its board of directors or contract.

         Notwithstanding the foregoing, the elimination of personal liability shall not apply to: (a) any appropriation, in violation of his or her duties, of any business opportunity of the Bank; (b) acts or omissions not in good faith or which involve intentional misconduct or knowing violation of the law; (c) any transaction from which the director derived an improper personal benefit; or (d) liabilities relating to a director's voting in favor of an unauthorized dividend.

                                    PART F/S

         Attached on the following pages are the Bank's audited financial statements for the years ended December 31, 1999 and 2000. Where appropriate, cumulative financial information from March 10, 1999 to December 31, 2000 is presented.

                                FINANCIAL REPORT
                               DECEMBER 31, 2000

                               TABLE OF CONTENTS


                                                                                                                PAGE
                                                                                                                ----

INDEPENDENT AUDITOR'S REPORT.....................................................................................35

FINANCIAL STATEMENTS

     BALANCE SHEETS..............................................................................................36
     STATEMENTS OF OPERATIONS....................................................................................37
     STATEMENTS OF COMPREHENSIVE LOSS............................................................................38
     STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)................................................................39
     STATEMENTS OF CASH FLOWS....................................................................................40
     NOTES TO FINANCIAL STATEMENTS...............................................................................41

                          INDEPENDENT AUDITOR'S REPORT


TO THE BOARD OF DIRECTORS
NEWNAN COWETA BANK
NEWNAN, GEORGIA


                  We have audited the accompanying balance sheets of NEWNAN COWETA BANK as of December 31, 2000 and 1999, and the related statements of operations, comprehensive loss, stockholders' equity (deficit), and cash flows for the year ended December 31, 2000 and for the period from March 10, 1999, date of inception, to December 31, 1999. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.


                  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


                  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Newnan Coweta Bank as of December 31, 2000 and 1999, and the results of its operations and its cash flows for the year ended December 31, 2000 and for the period from March 10, 1999, date of inception, to December 31, 1999, in conformity with generally accepted accounting principles.


                                                      MAULDIN & JENKINS



Atlanta, Georgia
January 5, 2001

                               NEWNAN COWETA BANK


                                 BALANCE SHEETS
                           DECEMBER 31, 2000 AND 1999


                                     ASSETS                                         2000                    1999
                                                                                ------------             ---------


Cash and due from banks                                                         $    686,375             $ 141,577
Federal funds sold                                                                 6,720,000                    --
Securities available-for-sale                                                      4,382,341                    --

Loans                                                                             16,695,559                    --
Less allowance for loan losses                                                       180,000                    --
                                                                                ------------             ---------
          Loans, net                                                              16,515,559                    --

Premises and equipment                                                               744,241                 6,446
Other assets                                                                         225,402                    --
                                                                                ------------             ---------

          TOTAL ASSETS                                                          $ 29,273,918             $ 148,023
                                                                                ============             =========

                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Deposits
    Noninterest-bearing                                                         $  2,334,663             $      --
    Interest-bearing                                                              18,251,006                    --
                                                                                ------------             ---------
           Total deposits                                                         20,585,669                    --
    Other liabilities                                                                189,663               445,833
                                                                                ------------             ---------
          TOTAL LIABILITIES                                                       20,775,332               445,833
                                                                                ------------             ---------

Commitments and contingencies

Stockholders' equity (deficit)
    Common stock, $5 par value, 5,000,000 shares authorized;
        900,000 shares issued and outstanding                                      4,500,000                    --
    Capital surplus                                                                4,479,916                    --
    Accumulated deficit                                                             (545,004)             (297,810)
    Accumulated other comprehensive income                                            63,674                    --
                                                                                ------------             ---------

          TOTAL STOCKHOLDERS' EQUITY (DEFICIT)                                     8,498,586              (297,810)
                                                                                ------------             ---------

          TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)                  $ 29,273,918             $ 148,023
                                                                                ============             =========

SEE NOTES TO FINANCIAL STATEMENTS.

                               NEWNAN COWETA BANK

                            STATEMENTS OF OPERATIONS
                  YEAR ENDED DECEMBER 31, 2000 AND PERIOD FROM
            MARCH 10, 1999, DATE OF INCEPTION, TO DECEMBER 31, 1999


                                                                                      2000                   1999
                                                                                   -----------             ---------

INTEREST INCOME
    Loans                                                                          $   853,588             $      --
    Taxable securities                                                                 136,047                    --
    Federal funds sold                                                                 343,914                    --
                                                                                   -----------             ---------
          TOTAL INTEREST INCOME                                                      1,333,549                    --
                                                                                   -----------             ---------

INTEREST EXPENSE
    Deposits                                                                           480,866                    --
    Other borrowings                                                                    10,913                12,329
                                                                                   -----------             ---------
          TOTAL INTEREST EXPENSE                                                       491,779                12,329
                                                                                   -----------             ---------

          NET INTEREST INCOME (EXPENSE)                                                841,770               (12,329)
PROVISION FOR LOAN LOSSES                                                              180,000                    --
                                                                                   -----------             ---------
          NET INTEREST INCOME (EXPENSE) AFTER PROVISION FOR LOAN LOSSES                661,770               (12,329)
                                                                                   -----------             ---------

OTHER INCOME
    Service charges on deposit accounts                                                 25,518                    --
    Other operating income                                                               6,958                    --
                                                                                   -----------             ---------
          TOTAL OTHER INCOME                                                            32,476                    --
                                                                                   -----------             ---------

OTHER EXPENSES
    Salaries and employee benefits                                                     582,245               162,553
    Equipment and occupancy expenses                                                    83,185                    --
    Professional fees                                                                   42,772                86,879
    Advertising and business development                                                56,292                    --
    Data processing fees                                                                66,007                    --
    Regulatory assessments                                                              17,844                    --
    Office supplies                                                                     34,070                    --
    Other operating expenses                                                            59,025                36,049
                                                                                   -----------             ---------
          TOTAL OTHER EXPENSES                                                         941,440               285,481
                                                                                   -----------             ---------

          LOSSES BEFORE INCOME TAXES                                                  (247,194)             (297,810)
INCOME TAXES                                                                                --                    --
          NET LOSS                                                                 $  (247,194)            $(297,810)
                                                                                   ===========             =========
LOSSES PER SHARE                                                                   $     (0.27)            $      --
                                                                                   ===========             =========

SEE NOTES TO FINANCIAL STATEMENTS.

                               NEWNAN COWETA BANK


                        STATEMENTS OF COMPREHENSIVE LOSS
                  YEAR ENDED DECEMBER 31, 2000 AND PERIOD FROM
            MARCH 10, 1999, DATE OF INCEPTION, TO DECEMBER 31, 1999


                                                                            2000                  1999
                                                                         ---------             ---------


NET LOSS                                                                 $(247,194)            $(297,810)

OTHER COMPREHENSIVE INCOME:

    Unrealized holding gains on securities available-for-sale
        arising during period                                               63,674                    --
                                                                         ---------             ---------

COMPREHENSIVE LOSS                                                       $(183,520)            $(297,810)
                                                                         =========             =========

SEE NOTES TO FINANCIAL STATEMENTS.

                               NEWNAN COWETA BANK


                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                  YEAR ENDED DECEMBER 31, 2000 AND PERIOD FROM
            MARCH 10, 1999, DATE OF INCEPTION, TO DECEMBER 31, 1999


                                                                                                     ACCUMULATED
                                          COMMON STOCK                                                  OTHER           TOTAL
                                     ------------------------         CAPITAL         ACCUMULATED   COMPREHENSIVE    STOCKHOLDERS'
                                     SHARES        PAR VALUE          SURPLUS           DEFICIT         INCOME      EQUITY (DEFICIT)
                                     -------       ----------       -----------       -----------   -------------   ----------------

BALANCE, MARCH 10, 1999 (DATE
  OF INCEPTION)                           --       $       --       $        --        $      --        $    --       $        --
    Net loss                              --               --                --         (297,810)            --          (297,810)
                                     -------       ----------       -----------        ---------        -------       -----------
BALANCE, DECEMBER 31, 1999                --               --                --         (297,810)            --          (297,810)
    Net loss                              --               --                --         (247,194)            --          (247,194)
    Issuance of common stock         900,000        4,500,000         4,500,000               --             --         9,000,000
    Stock offering costs                  --               --           (20,084)              --             --           (20,084)
    Other comprehensive income            --               --                --               --         63,674            63,674
                                     -------       ----------       -----------        ---------        -------       -----------
BALANCE, DECEMBER 31, 2000           900,000       $4,500,000       $ 4,479,916        $(545,004)       $63,674       $ 8,498,586
                                     =======       ==========       ===========        =========        =======       ===========

SEE NOTES TO FINANCIAL STATEMENTS.

                               NEWNAN COWETA BANK

                            STATEMENTS OF CASH FLOWS

                  YEAR ENDED DECEMBER 31, 2000 AND PERIOD FROM
            MARCH 10, 1999, DATE OF INCEPTION, TO DECEMBER 31, 1999


                                                                             2000                    1999
                                                                         ------------             ---------

OPERATING ACTIVITIES
    Net loss                                                             $   (247,194)            $(297,810)
    Adjustments to reconcile net loss to net cash
        used in operating activities:
        Depreciation                                                           55,750                    --
        Provision for loan losses                                             180,000                    --
        Increase in interest receivable                                      (215,406)                   --
        Increase in interest payable                                          149,508                    --
        Other operating activities                                             30,331                    --
                                                                         ------------             ---------

              Net cash used in operating activities                           (47,011)             (297,810)
                                                                         ------------             ---------

INVESTING ACTIVITIES
    Purchases of securities available-for-sale                             (4,437,006)                   --
    Proceeds from maturities of securities available-for-sale                 118,339                    --
    Net increase in Federal funds sold                                     (6,720,000)                   --
    Net increase in loans                                                 (16,695,559)                   --
    Purchase of premises and equipment                                       (793,717)               (6,446)
                                                                         ------------             ---------

            Net cash used in investing activities                         (28,527,943)               (6,446)
                                                                         ------------             ---------

FINANCING ACTIVITIES
    Net increase in deposits                                               20,585,669                    --
    Proceeds from issuance of common stock                                  8,979,916                    --
    Net advances from (repayments to) related parties                        (445,833)              445,833
                                                                         ------------             ---------

            Net cash provided by financing activities                      29,119,752               445,833
                                                                         ------------             ---------

Net increase in cash and due from banks                                       544,798               141,577

Cash and due from banks at beginning of year                                  141,577                    --
                                                                         ------------             ---------

Cash and due from banks at end of year                                   $    686,375             $ 141,577
                                                                         ============             =========

SUPPLEMENTAL DISCLOSURE
    Cash paid for interest                                               $    342,271             $   4,455

SEE NOTES TO FINANCIAL STATEMENTS

                               NEWNAN COWETA BANK
                         NOTES TO FINANCIAL STATEMENTS


NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         NATURE OF BUSINESS

            Newnan Coweta Bank (the "Bank") is a commercial bank located in Newnan, Coweta County, Georgia. The Bank provides a full range of banking services in its primary market area of Coweta County and the surrounding counties. The Bank commenced its banking operations on April 20, 2000.

         BASIS OF PRESENTATION

            The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the balance sheet date and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and deferred taxes.

         CASH, DUE FROM BANKS AND CASH FLOWS

            For purposes of reporting cash flows, cash and due from banks includes cash on hand, cash items in process of collection and amounts due from banks. Cash flows from loans, Federal funds sold and deposits are reported net.

            The Bank maintains amounts due from banks which, at times, may exceed Federally insured limits. The Bank has not experienced any losses in such accounts.

         SECURITIES

            All securities are classified as available-for-sale and recorded at fair value with unrealized gains and losses excluded from earnings and reported in other comprehensive income. Restricted equity securities without a readily determinable fair value are classified as available-for-sale and recorded at cost.

            Interest and dividends, amortization of premiums and accretion of discounts are recognized in interest income. Gains and losses on the sale of securities are determined using the specific identification method. Declines in the fair value of securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses.

         LOANS

            Loans are reported at their outstanding unpaid principal balances less deferred fees and the allowance for loan losses. Interest income is accrued on the unpaid balance.

            Nonrefundable loan fees, net of direct loan origination costs, are deferred with the net amount recognized into interest income over the life of the loans.

            The accrual of interest on loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due, unless the loan is well-secured. All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income. Interest income on nonaccrual loans is subsequently recognized only to the extent cash payments are received, until the loan is returned to accrual status.

            The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance when management believes the collectibility of the principal is unlikely. Subsequent recoveries are credited to the allowance.

            The allowance is an amount that management believes will be adequate to absorb estimated losses in the loan portfolio. The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses, and may require the Bank to make additions to the allowance based on their judgment about information available to them at the time of their examinations.

            A loan is considered impaired when it is probable the Bank will be unable to collect all principal and interest payments due in accordance with the contractual terms of the loan agreement. Impaired loans are measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's observable market price, or the fair value of the collateral if the loan is collateral dependent. The amount of impairment, if any, and any subsequent changes are included in the allowance for loan losses.

         PREMISES AND EQUIPMENT

            Land is carried at cost. Premises and equipment are carried at cost less accumulated depreciation. Depreciation is computed principally on the straight-line method over the estimated useful lives of the assets.

         TRANSFERS OF FINANCIAL ASSETS

            Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Bank, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and
            (3) the Bank does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

         INCOME TAXES

            Deferred income tax assets and liabilities are determined using the balance sheet method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

         LOSSES PER SHARE

            Basic losses per share are computed by dividing net loss by the weighted average number of shares of common stock outstanding. The weighted average number of shares outstanding for the year ended December 31, 2000 was equal to the number of shares sold in the Bank's initial public offering, or 900,000. The dilutive effect of potential common shares does not have a material effect on diluted earnings per share and is not presented. Potential common shares consist of stock warrants. Because the Bank was still in organization as of December 31, 1999, no shares of common stock were outstanding and losses per share have not been presented.

         STOCK COMPENSATION PLANS

            Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-Based Compensation, encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Stock options issued under the Bank's stock option plan have no intrinsic value at the grant date, and under Opinion No. 25 no compensation cost is recognized for them. The Bank has elected to continue with the accounting methodology in Opinion No. 25 and, as a result, has provided pro forma disclosures of net income and earnings per share and other disclosures, as if the fair value based method of accounting had been applied.

         COMPREHENSIVE INCOME

            Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

         RECENT DEVELOPMENTS

            In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, effective for fiscal years beginning after June 15, 2000. This Statement establishes accounting and reporting standards for derivative instruments and hedging activities, including certain derivative instruments embedded in other contracts, and requires that an entity recognize all derivatives as assets or liabilities in the balance sheet and measure them at fair value. If certain conditions are met, an entity may elect to designate a derivative as follows: (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction, or (c) a hedge of the foreign currency exposure of an unrecognized firm commitment, an available-for-sale security, a foreign currency denominated forecasted transaction, or a net investment in a foreign corporation. The Statement generally provides for matching the timing of the recognition of the gain or loss on derivatives designated as hedging instruments with the recognition of the changes in the fair value of the item being hedged. Depending on the type of hedge, such recognition will be in either net income or other comprehensive income. For a derivative not designated as a hedging instrument, changes in fair value will be recognized in net income in the period of change. Management is currently evaluating the impact of adopting this Statement on the financial statements, but does not anticipate that it will have a material impact.

NOTE 2.  SECURITIES

         The amortized cost and fair value of securities are summarized as follows:


                                                                         GROSS         GROSS
                                                      AMORTIZED        UNREALIZED    UNREALIZED         FAIR
                                                        COST             GAINS         LOSSES          VALUE
                                                      ----------       ----------    ----------      ----------


            SECURITIES AVAILABLE-FOR-SALE
               DECEMBER 31, 2000:
               U. S. GOVERNMENT AND
                  AGENCY SECURITIES                   $1,448,554        $ 39,886       $  --         $1,488,440

               MORTGAGE-BACKED SECURITIES              2,472,721          18,520          --          2,491,241
               CORPORATE BONDS                           396,892           5,268          --            402,160
               RESTRICTED EQUITY SECURITIES                  500              --          --                500
                                                      ----------        --------       -----         ----------
                                                      $4,318,667        $ 63,674       $  --          $4,382,341
                                                      ==========        ========       =====          ==========

         Securities with a carrying value of $1,338,747 at December 31, 2000, were pledged to secure public deposits and for other purposes as required or permitted by law.

         The amortized cost and fair value of securities as of December 31, 2000 by contractual maturity are shown below. Maturities may differ from contractual maturities in mortgage-backed securities because the mortgages underlying the securities may be called or repaid with or without penalty. Therefore, these securities and equity securities are not included in the maturity categories in the following summary.


                                                              SECURITIES AVAILABLE-FOR-SALE
                                                             --------------------------------

                                                             AMORTIZED                FAIR
                                                               COST                  VALUE
                                                             ----------            ----------


         Due after one to five years                         $1,845,446            $1,890,600
         Mortgage-backed securities                           2,472,721             2,491,241
         Restricted equity securities                               500                   500
                                                             ----------            ----------
                                                             $4,318,667            $4,382,341
                                                             ==========            ==========

NOTE 3.  LOANS

         The composition of loans as of December 31, 2000 is summarized as follows:


         Commercial                                                 $  1,965,000
         Real estate - construction                                    5,590,000
         Real estate - mortgage                                        8,029,000
         Consumer instalment and other                                 1,117,775
                                                                    ------------
                                                                      16,701,775
         Deferred loan fees                                               (6,216)
         Allowance for loan losses                                      (180,000)
                                                                    ------------
         Loans, net                                                 $ 16,515,559
                                                                    ============

         Changes in the allowance for loan losses for the year ended December 31, 2000 are as follows:


         BALANCE, BEGINNING OF YEAR                              $     --
           Provision for loan losses                              180,000
           Loans charged off                                           --
           Recoveries of loans previously charged off                  --
                                                                 --------
         BALANCE, END OF YEAR                                    $180,000
                                                                 ========

         Management has identified no amounts of impaired loans as defined by SFAS No. 114, Accounting by Creditors for Impairment of a Loan, as of and for the year ended December 31, 2000.

         In the ordinary course of business, the Bank has granted loans to certain related parties, including directors, executive officers, and their affiliates. The interest rates on these loans were substantially the same as rates prevailing at the time of the transaction and repayment terms are customary for the type of loan. Changes in related party loans for the year ended December 31, 2000 are as follows:


         BALANCE, BEGINNING OF YEAR            $        --
            Advances                             2,027,563
            Repayments                             (37,923)
                                               -----------
         BALANCE, END OF YEAR                  $ 1,989,640
                                               ===========

NOTE 4.  PREMISES AND EQUIPMENT

         Premises and equipment is summarized as follows:


                                                      DECEMBER 31
                                             ----------------------------

                                               2000                 1999
                                             ---------             ------

         Land and improvements               $ 408,384             $6,446
         Buildings                             130,986                 --
         Furniture and equipment               260,621                 --
                                             ---------             ------
                                               799,991              6,446
         Accumulated depreciation              (55,750)                --
                                             ---------             ------
                                             $ 744,241             $6,446
                                             =========             ======

NOTE 5.  DEPOSITS

         The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2000 was $5,700,314. The scheduled maturities of time deposits at December 31, 2000 are as follows:


         2001              $10,793,976
         2002                    2,000
         2003                    5,670
         2004                  300,000
                           -----------
                           $11,101,646
                           ===========

NOTE 6.  OTHER LIABILITIES

         During the period of March 10, 1999 to April 20, 2000, the Bank was in organization. During the organizational phase, the organizers of the Bank negotiated for the purchase of banking properties, the hiring of qualified personnel, the acceptance of subscriptions for the Bank's common stock and other preopening activities. To facilitate these activities, the organizers formed Ten Investors, LLC (the "Company"). The Company had established a $500,000 line of credit with an independent bank for the purpose of paying organizational and preopening expenses for the Bank and expenses of the common stock offering. The advances from the Company totaled $445,833 as of December 31, 1999 and have been included in other liabilities in the balance sheet. The advances were repaid from the proceeds of the common stock offering.


NOTE 7.  EMPLOYEE AND DIRECTOR BENEFITS

         STOCK WARRANTS

         In recognition of the efforts and financial risks undertaken by the Bank's organizers, the Bank granted each organizer an opportunity to purchase the number of shares of the Bank's common stock equal to the amount of seed money contributed by such organizer divided by 10. The warrants vest over a three year period from the date the Bank was incorporated and are exercisable in whole or in part during the ten year period following the incorporation date, at an exercise price equal to $10 per share. The warrants are nontransferable, but shares issued pursuant to the exercise of warrants will be transferable, subject to compliance with applicable securities laws. The Bank's incorporation date was December 21, 1999. At December 31, 2000, there were 40,000 warrants outstanding.

         Other pertinent information related to the warrants is as follows:


                                                                             YEAR ENDED
                                                                            DECEMBER 31,
                                                                               2000
                                                            ---------------------------
                                                                              WEIGHTED-
                                                                               AVERAGE
                                                                              EXERCISE
                                                            NUMBER              PRICE
                                                            ------            ---------

         Warrants outstanding, beginning of year                --            $   --

            Granted                                         40,000             10.00
            Exercised                                           --                --
                                                            ------
         Warrants outstanding, end of year                  40,000             10.00
                                                            ======
         Exercisable, end of year                           13,333             10.00
                                                            ======

         Weighted-average fair value of warrants
            granted during the year                                           $ 4.15


                                                                          WEIGHTED-
                                                                           AVERAGE
                                                                          REMAINING
                                                            PRICE        CONTRACTUAL
                                             NUMBER         RANGE       LIFE IN YEARS
                                             ------      -----------    -------------

         Outstanding, end of year            40,000       $ 10.00         9 years
                                             ======
         Exercisable, end of year            13,333         10.00         9 years
                                             ------

         The Bank applies Opinion 25 and related Interpretations in accounting for the stock warrants. Accordingly, no compensation cost has been recognized. Had compensation cost for the stock warrants been determined based on the fair value at the grant dates for awards under the plans consistent with the method prescribed by SFAS No. 123, net loss and losses per share would have been adjusted to the pro forma amounts for the year ended December 31, 2000 as indicated below:


         Net loss              As reported              $(247,194)
                               Pro forma                $(302,526)

         Losses per share      As reported              $    (.27)
                               Pro forma                $    (.34)

         The fair value of each warrant grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:


                                                YEAR ENDED
                                               DECEMBER 31,
                                                  2000
                                               ------------

         Dividend yield                                  --
         Expected life                             10 years
         Expected volatility                             --
         Risk-free interest rate                       5.45%

         401(K) PROFIT SHARING PLAN

         On July 1, 2000, the Bank adopted a 401(K) Profit Sharing Plan available to all eligible employees, subject to certain minimum age and service requirements. There were no contributions charged to expense for the year ended December 31, 2000.


NOTE 8.  INCOME TAXES

         Income taxes consist of the following:


                                                     YEARS ENDED DECEMBER 31,
                                                  ------------------------------

                                                    2000                 1999
                                                  --------             ---------

         Current                                  $     --             $      --
         Deferred                                  (93,126)             (112,381)
         Change in valuation allowance              93,126               112,381
                                                  --------             ---------
                        Income tax                $     --             $      --
                                                  ========             =========

         The Bank's income tax differs from the amounts computed by applying the Federal income tax statutory rates to loss before income taxes. A reconciliation of the differences is as follows:


                                                                               YEARS ENDED DECEMBER 31,
                                                              ----------------------------------------------------------
                                                                        2000                               1999
                                                              ------------------------          ------------------------
                                                               AMOUNT         PERCENT            Amount          Percent
                                                              --------       ---------          ---------        -------

         Income tax (benefit) at statutory rate               $(84,046)             34%         $(101,255)          34%

             Other items                                           140              --                 --           --
             State tax (benefit)                                (9,220)              4            (11,126)           4
         Change in valuation allowance                          93,126             (38)           112,381          (38)
                                                              --------       ---------          ---------          ---
         Income tax                                           $     --              --%          $      --           --%
                                                              ========       =========          =========          ===

         The components of deferred income taxes are as follows:


                                                                                       DECEMBER 31,
                                                                               -------------------------------
                                                                                 2000                  1999
                                                                               ---------             ---------

         Deferred tax assets:
            Loan loss reserves                                                 $   2,980             $      --
            Preopening and organization expenses                                 142,025               112,381
            Net operating loss carryforward                                       65,985                    --
            Other                                                                  2,044                    --
                                                                               ---------             ---------
                                                                                 213,034               112,381

         Valuation allowance                                                    (181,311)             (112,381)
                                                                               ---------             ---------
                                                                                  31,723                    --
                                                                               ---------             ---------

         Deferred tax liabilities:
            Securities available-for-sale                                         24,196                    --
            Cash basis adjustment for income tax reporting purposes                7,527                    --
                                                                               ---------             ---------
                                                                                  31,723                    --
                                                                               ---------             ---------

         Net deferred taxes                                                    $      --             $      --
                                                                               =========             =========


NOTE 9.  COMMITMENTS AND CONTINGENCIES

         The Bank is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments may include commitments to extend credit and standby letters of credit. They involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amount recognized in the balance sheets.

         The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. A summary of the Bank's commitments as of December 31, 2000 is as follows:

            Commitments to extend credit                $ 2,546,075
                                                        ===========

         Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the customer.

         Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. Collateral would be required in instances which the Bank deems necessary.

         In the normal course of business, the Bank is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material effect on the Bank's financial statements.


NOTE 10. CONCENTRATIONS OF CREDIT

         The Bank originates primarily commercial, residential, and consumer loans to customers in Coweta County and surrounding counties. The ability of the majority of the Bank's customers to honor their contractual loan obligations is dependent on the economy in these areas. Eighty-two percent of the Bank's loan portfolio is secured by real estate, of which a substantial portion is secured by real estate in the Bank's market area. The other significant concentrations of credit by type of loan are set forth in Note 3.

         The Bank, as a matter of policy, does not generally extend credit to any single borrower or group of related borrowers in excess of 25% of the lesser of statutory capital or net assets as defined, or approximately $2,040,000.


NOTE 11. REGULATORY MATTERS

         The Bank is subject to certain restrictions on the amount of dividends that may be declared without prior regulatory approval. At December 31, 2000, no dividends could be declared without regulatory approval.

         The Bank is also subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

         Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of Total and Tier I capital to risk-weighted assets and of Tier I capital to average assets. Management believes, as of December 31, 2000, the Bank met all capital adequacy requirements to which it is subject.

         As of December 31, 2000, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum Total risk- based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank's category.


                                                                                                           TO BE WELL
                                                                                FOR CAPITAL            CAPITALIZED UNDER
                                                                                  ADEQUACY             PROMPT CORRECTIVE
                                                         ACTUAL                   PURPOSES             ACTION PROVISIONS
                                                  -------------------        ------------------       ------------------
                                                  AMOUNT        RATIO        AMOUNT       RATIO       AMOUNT       RATIO
                                                  ------        -----        ------       -----       ------       -----
                                                                          (DOLLARS IN THOUSANDS)
                                                  ----------------------------------------------------------------------

DECEMBER 31, 2000:
   TOTAL CAPITAL TO RISK WEIGHTED ASSETS:         $8,615        58.68%       $1,175         8%        $1,468        10%
   TIER I CAPITAL TO RISK WEIGHTED ASSETS:        $8,435        57.45%       $  587         4%        $  881         6%
   TIER I CAPITAL TO AVERAGE ASSETS:              $8,435        31.32%       $1,077         4%        $1,347         5%


NOTE 12. FAIR VALUE OF FINANCIAL INSTRUMENTS

         The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Bank's various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. SFAS No. 107, Disclosures about Fair Values of Financial Instruments, excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Bank.

         The following methods and assumptions were used by the Bank in estimating fair value disclosures for financial instruments.

         CASH, DUE FROM BANKS AND FEDERAL FUNDS SOLD:

            The carrying amounts of cash, due from banks, and Federal funds sold approximate fair values.

         SECURITIES:

            Fair values for securities are based on available quoted market prices. The carrying values of equity securities with no readily determinable fair value approximate fair values.

         LOANS:

            For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. For other loans, the fair values are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers with similar credit quality. Fair values for impaired loans are estimated using discounted cash flow analyses or underlying collateral values.

         DEPOSITS:

            The carrying amounts of demand deposits, savings deposits, and variable-rate certificates of deposit approximate their fair values. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

         ACCRUED INTEREST:

            The carrying amounts of accrued interest approximate their fair values.

         OFF-BALANCE SHEET INSTRUMENTS:

            Fair values of the Bank's off-balance sheet financial instruments are based on fees currently charged to enter into similar agreements. Since the majority of the Bank's off-balance sheet instruments consist of nonfee-producing, variable-rate commitments, the Bank has determined they do not have a distinguishable fair value.

            The estimated fair values and related carrying amounts of the Bank's financial instruments were as follows:


                                                             DECEMBER 31, 2000
                                                     ----------------------------------
                                                      CARRYING                  FAIR
                                                       AMOUNT                  VALUE
                                                     -----------            -----------

         Financial assets:
            Cash, due from banks,
               and Federal funds sold                $ 7,406,375            $ 7,406,375

            Securities available-for-sale              4,382,341              4,382,341
            Loans                                     16,515,559             16,575,716
            Accrued interest receivable                  215,406                215,406

         Financial liabilities:
            Deposits                                  20,585,669             20,591,066
            Accrued interest payable                     149,508                149,508

                                    PART III

ITEM 1.  INDEX TO EXHIBITS

     Exhibit No.                   Name of Exhibit
     -----------                   ---------------

         2.1                       Articles of Incorporation of the Bank, as amended

         2.2                       Bylaws of the Bank

         6.1                       Sample Warrant Agreement

         6.2                       Kimsey Employment Agreement

         10                        Consent of Mauldin & Jenkins


                                   SIGNATURES

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.


                                             NEWNAN COWETA BANK


                                             By:    /s/ James B. Kimsey
                                                -------------------------------
                                                James B. Kimsey, President
                                                and Chief Executive Officer

                                             Date:   April 24, 2001


Attest:

  /s/ Karen P. Duffey
---------------------------
Karen P. Duffey, Secretary

                                  EXHIBIT 2.1
                     ARTICLES OF INCORPORATION OF THE BANK

                           ARTICLES OF INCORPORATION
                                       OF
                               NEWNAN COWETA BANK


                                       1.

         The name of the Bank shall be Newnan Coweta Bank.

                                       2.

         The main office of the Bank shall be located at the following address:

                    145 Millard Farmer Industrial Boulevard
                     Newnan, Coweta County, Georgia 30263.

                                       3.

         The initial registered agent of the Bank shall be James B. Kimsey and the initial registered office of the Bank shall be located at:

                               10 Jackson Street
                             Newnan, Georgia 30263.

                                       4.

         The Bank is organized pursuant to the provisions of the Georgia Financial Institutions Code (the "Code"). The purpose for which the Bank is organized is to engage in and conduct all business and activities which are now or hereafter permitted to a state chartered bank and trust company under the laws of Georgia, and the Bank shall have all powers necessary to conduct such business and engage in such activities, including without limitations, such other powers enumerated in the Code and amendments thereto.

                                       5.

         The Bank shall have perpetual duration.

                                       6.

          The aggregate number of shares which the Bank shall be authorized to issue is 5,000,000 shares. All of such shares shall be common shares of the same class, with each share having a par value of five dollars ($5). Forty Thousand (40,000) shares shall not be subject to preemptive rights.

                                       7.

         The name, place of residence and post office address of the Incorporator are as follows:

                                James B. Kimsey
                            175 Golfview Club Drive
                             Newnan, Georgia 30263

                                       8.

         The initial Board of Directors of the Bank shall consist of the following persons whose names, occupations, citizenship, place of residence and post office address are as follows:


Name, Residence
Address and Post Office
Address, if any                         Occupation                              Citizenship
-----------------------                 ----------                              -----------

Joe S. Crain, Jr.                       Vice President of Crain Oil             United States
390 Golfview Club Drive                 Co.
Newnan, Georgia 30263

Douglas T. Daviston                     President/Chief Executive               United States
18 Redbud Trail                         Officer--McKoon Funeral
Newnan, Georgia 30264                   Home

Otis F. Jones, III                      Partner/Agent--Matrix                   United States
82 Hollis Heights                       Insurance Agency
Newnan, Georgia 30263

David LaGuardia                         Vice President/Chief                    United States
125 Highlands Point                     Financial Officer-
Newnan, Georgia 30265                   AnestheCare

Dr. Bob Baker Mann, Jr.                 President--Papp Clinic                  United States
1051 Highway 29 North
Newnan, Georgia 30263

Theo D. Mann                            Attorney--Mann and                      United States
17 Atkinson Street                      Wooldridge
Newnan, Georgia 30263

J. Walker Moody                         President--Orchard Hills                United States
1793 Corinth Road                       Golf Course
Newnan, Georgia 30263

James Van S. Mottola                    President--Parks and                    United States
123 Pickens Drive                       Mottola Real Estate
Newnan, Georgia 30263

Melvin Samuels                          Manager--Newnan Office                  United States
160 Huntington Court                    of Georgia Department of
Newnan, Georgia 30265                   Labor

Donald L. Sprayberry, Jr.               Vice President--                        United States
127 Pickens Drive                       Sprayberry's BBQ
Newnan, Georgia 30263                   Restaurant

Woodie T. Wood, Jr.                     President--Wood                         United States
1 Wood Drive                            Properties
Newnan, Georgia 30263

James B. Kimsey                         Banking                                 United States
175 Golfview Club Drive
Newnan, Georgia 30263

                                       9.

         The personal liability of a director to the Bank or its shareholders for monetary damages for breach of duty of care or other duty as a director is hereby eliminated as fully as permitted by Section 7-1-493(e) of the Code, except that this elimination of personal liability of directors shall not apply to:

         (a) Any appropriation, in violation of his or her duties, of any business opportunity of the Bank;

         (b) Acts or omissions not in good faith or which involve intentional misconduct or knowing violation of the law.

         (c) Any transaction from which the director derived an improper personal benefit; or

         (d)      The types of liability set forth in Code Section 7-1-494.

         IN WITNESS WHEREOF, the undersigned Incorporator has executed these Articles of Incorporation the ___ day of ___________________, 1999.


                                                       /s/ James B. Kimsey
                                                  -----------------------------
                                                  James B. Kimsey, Incorporator

                                                                     EXHIBIT 2.2

                               BYLAWS OF THE BANK

                                    BYLAWS OF

                               NEWNAN COWETA BANK

                                         TABLE OF CONTENTS

ARTICLE I - OFFICES..............................................................................1
        Section 1.1    Registered Office.........................................................1
        Section 1.2    Other Offices.............................................................1

ARTICLE II - SHAREHOLDERS' MEETINGS..............................................................1
        Section 2.1    Place of Meetings.........................................................1
        Section 2.2    Annual Meetings...........................................................1
        Section 2.3    Substitute Annual Meetings................................................1
        Section 2.4    Special Meetings..........................................................1
        Section 2.5    Notice of Meetings........................................................1
        Section 2.6    Quorum....................................................................2
        Section 2.7    Voting of Shares..........................................................2
        Section 2.8    Proxies...................................................................2
        Section 2.9    Presiding Officer.........................................................2
        Section 2.10   Adjournments..............................................................3
        Section 2.11   Action of Shareholders Without a Meeting..................................3

ARTICLE III - THE BOARD OF DIRECTORS.............................................................3
        Section 3.1    General Powers............................................................3
        Section 3.2    Requirements..............................................................3
        Section 3.3    Number, Election and Term of Office.......................................4
        Section 3.4    Oath of Directors.........................................................4
        Section 3.5    Removal...................................................................4
        Section 3.6    Vacancies.................................................................4
        Section 3.7    Compensation..............................................................4
        Section 3.8    Honorary and Advisory Directors...........................................5
        Section 3.9    Committees of the Board of Directors......................................5

ARTICLE IV - MEETINGS OF THE BOARD OF DIRECTORS..................................................5
        Section 4.1    Regular Meetings..........................................................5
        Section 4.2    Special Meetings..........................................................5
        Section 4.3    Place of Meetings.........................................................6
        Section 4.4    Notice of Meetings........................................................6
        Section 4.5    Quorum....................................................................6
        Section 4.6    Vote Required for Action..................................................6
        Section 4.7    Action by Directors Without a Meeting.....................................6
        Section 4.8    Conference Telephone Meetings.............................................6

ARTICLE V - NOTICE AND WAIVER....................................................................6
        Section 5.1    Procedure.................................................................6
        Section 5.2    Waiver....................................................................7

ARTICLE VI - OFFICERS............................................................................7
        Section 6.1    Number....................................................................7

        Section 6.2    Election and Term.........................................................7
        Section 6.3    Compensation..............................................................7
        Section 6.4    Removal...................................................................7
        Section 6.5    Chairman of the Board.....................................................7
        Section 6.6    Vice Chairman of the Board................................................8
        Section 6.7    President.................................................................8
        Section 6.8    Chief Executive Officer...................................................8
        Section 6.9    Officer in Place of President.............................................8
        Section 6.10   Secretary.................................................................8
        Section 6.11   Bonds.....................................................................8
        Section 6.12   Reimbursement by Officers.................................................8

ARTICLE VII - DIVIDENDS..........................................................................9
        Section 7.1    Time and Conditions of Declaration........................................9
        Section 7.2    Share Dividends - Treasury Shares.........................................9
        Section 7.3    Share Dividends - Unissued Shares.........................................9
        Section 7.4    Share Splits..............................................................9

ARTICLE VIII - SHARES............................................................................9
        Section 8.1    Authorization and Issuance of Shares......................................9
        Section 8.2    Share Certificates........................................................9
        Section 8.3    Rights of Bank With Respect to Registered Owners.........................10
        Section 8.4    Transfer of Shares.......................................................10
        Section 8.5    Duty of Bank to Register Transfer........................................10
        Section 8.6    Lost, Stolen or Destroyed Certificates...................................10
        Section 8.7    Fixing of Record Date....................................................11
        Section 8.8    Record Date if None Fixed................................................11

ARTICLE IX - INDEMNIFICATION....................................................................11
        Section 9.1    Indemnification of Directors.............................................11
        Section 9.2    Indemnification of Officers and Employees................................12
        Section 9.3    Mandatory Indemnification................................................12
        Section 9.4    Court-Ordered Indemnification and Advances for Expenses..................13
        Section 9.5    Definitions..............................................................13
        Section 9.6    Insurance................................................................13
        Section 9.7    Limitations..............................................................14
        Section 9.8    Amendment................................................................14

ARTICLE X - EMERGENCY OPERATIONS................................................................14
        Section 10.1   General..................................................................14
        Section 10.2   Meeting of Board of Directors............................................14
        Section 10.3   Interim Administration...................................................15
        Section 10.4   Interim Office...........................................................15

ARTICLE XI - MISCELLANEOUS......................................................................15
        Section 11.1   Inspection of Books and Records..........................................15
        Section 11.2   Fiscal Year..............................................................16
        Section 11.3   Seal.....................................................................16

        Section 11.4   Annual Statements........................................................16
        Section 11.5   Contracts, Checks, Drafts, Reports, Etc..................................16
        Section 11.6   Legal Restrictions.......................................................16

ARTICLE XII - AMENDMENTS........................................................................16
        Section 12.1   Power to Amend Bylaws....................................................16
        Section 12.2   Conditions...............................................................16
        Section 12.3   Inspection...............................................................16

                               ARTICLE I - OFFICES

         Section 1.1 Registered Office. The bank shall maintain a registered office in the county in the State of Georgia where the bank is authorized to conduct its general business. Unless the Board of Directors designates otherwise, the bank's main office shall be the registered office.

         Section 1.2 Other Offices. In addition to the registered office, the bank also may have offices at such other place or places as the Board of Directors may from time to time select, or as the business of the bank may require or make desirable, subject to the banking laws of this State.

                       ARTICLE II - SHAREHOLDERS' MEETINGS

         Section 2.1 Place of Meetings. Meetings of the shareholders of the bank may be held at any place within (or without) the State of Georgia as set forth in the notice thereof, or, in the event of a meeting held pursuant to waiver of notice, as set forth in the waiver, or, if no place is so specified, at the registered office of the bank.

         Section 2.2 Annual Meetings. The annual meeting of shareholders of the bank shall be called on such date, prior to June 30 of each year, as may be determined by the Board of Directors for the purpose of electing directors and transacting any and all business that may properly come before the meeting. The Board of Directors may postpone any annual meeting, for not more than seven
(7) days, for cause, upon not less than ten (10) days' written prior notice to all shareholders.

         Section 2.3 Substitute Annual Meetings. If the annual meeting is not held on the date designated in Section 2.2, any business, including the election of directors, which might properly have been acted upon at that meeting may be transacted at any subsequent shareholders' meeting held pursuant to these bylaws or held pursuant to a court order requiring a substitute annual meeting.

         Section 2.4 Special Meetings. Special meetings of shareholders or a special meeting in lieu of the annual meeting of shareholders shall be called by the bank upon the written request of the holders of twenty-five percent or more of all the shares of capital stock of the bank entitled to vote in an election of directors. Special meetings of the shareholders or a special meeting in lieu of the annual meeting of shareholders may be called at any time by the President, Chairman of the Board or the Board of Directors.

         Section 2.5       Notice of Meetings. Unless waived as contemplated in
Section 5.2, or by attendance at the meeting, either in person or by proxy, for any purpose other than to object to the transaction of business, a written or printed notice of each shareholders' meeting stating the place, day and hour of the meeting shall be delivered not less than ten days, nor more than fifty days, before the date thereof, either personally, by mail, or by telegram, charges prepaid, by or at the direction of the President, the Secretary, or the officer or persons calling the meeting, to each shareholder of record entitled to vote at such meeting. In the case of an annual or substitute annual meeting, the notice of the meeting need not state the purpose or purposes of the meeting unless the purpose or purposes constitute a matter which the Financial Institutions Code of

Georgia requires to be stated in the notice of the meeting. In the case of a special meeting, the notice of the meeting shall state the general nature of the business to be transacted.

         Section 2.6 Quorum. At all meetings of the shareholders, the presence in person or by proxy of the holders of more than one-half of the shares outstanding and entitled to vote shall constitute a quorum. If a quorum is present, a majority of the shares represented at the meeting and entitled to vote on the subject matter shall determine any matter coming before the meeting unless a different vote is required by the Financial Institutions Code of Georgia, by the Articles of Incorporation of the bank or by these bylaws. The shareholders at a meeting at which a quorum is once present may continue to transact business at the meeting or at any adjournment thereof, notwithstanding the withdrawal of enough shareholders to leave less than a quorum. If a meeting cannot be organized for lack of a quorum, those shareholders present may adjourn the meeting to such time and place as they may determine. In the case of a meeting for the election of directors which is twice adjourned for lack of a quorum, those present at the second of such adjourned meetings, of which notice has been given in writing to shareholders, shall constitute a quorum for the election of directors without regard to the other quorum requirements of the Financial Institutions Code of Georgia, the Articles of Incorporation of the bank, or these bylaws.

         Section 2.7 Voting of Shares. Each outstanding share having voting rights shall be entitled to one vote on each matter submitted to a vote at a meeting of shareholders. Voting on all matters shall be by voice vote or by show of hands unless any qualified voter, prior to the voting on any matter, demands vote by ballot, in which case each ballot shall state the name of the shareholder voting and the number of shares voted by him or her, and if such ballot be cast by proxy, it shall also state the name of such proxy.

         Section 2.8       Proxies. A shareholder entitled to vote pursuant to
Section 2.7 may vote in person or by proxy executed in writing by the shareholder or by his or her attorney in fact. A proxy shall not be valid after eleven months from the date of its execution, unless a longer period is expressly stated therein. If the validity of any proxy is questioned it must be submitted to the secretary of the shareholders' meeting for examination or to a proxy officer or committee appointed by the person presiding at the meeting. The secretary of the meeting or, if appointed, the proxy officer or committee, shall determine the validity or invalidity of any proxy submitted, and references by the secretary in the minutes of the meeting to the regularity of a proxy shall be received as prima facie evidence of the facts stated for the purpose of establishing the presence of a quorum at such meeting and for all other purposes.

         Section 2.9 Presiding Officer. The Board of Directors may designate each year from among its members the presiding officer to serve as chairman of any shareholders' meeting during such year. If the Board of Directors does not elect a presiding officer, then the Chairman of the Board, or, in the absence of a Chairman of the Board, the Vice Chairman of the Board, shall serve as chairman of every shareholders' meeting unless some other person is elected to serve as chairman by a majority vote of the shares represented at the meeting. The chairman shall appoint such persons as he or she deems appropriate to assist with the meeting.

         Section 2.10 Adjournments. Any meeting of the shareholders, whether or not a quorum is present, may be adjourned by the holders of a majority of the voting shares represented at the meeting to reconvene at a specific time and place. Except as otherwise provided by Section 2.6, it shall not be necessary to give any notice of the reconvened meeting or of the business to be transacted, if the time and place of the reconvened meeting are announced at the meeting which was adjourned. At any such reconvened meeting, any business may be transacted which could have been transacted at the meeting which was adjourned.

         Section 2.11 Action of Shareholders Without a Meeting. Any action required by the Financial Institutions Code of Georgia to be taken at a meeting of the shareholders, or any action which may be taken at a meeting of the shareholders, may be taken without a meeting if a written consent, setting forth the action so taken, shall be signed by each of the shareholders entitled to vote with respect to the subject matter thereof. Upon filing with the officer of the bank having custody of its books and records, such consent shall have the same force and effect as a unanimous vote of the shareholders at a special meeting called for the purpose of considering the action authorized.

                      ARTICLE III - THE BOARD OF DIRECTORS

         Section 3.1 General Powers. The business and affairs of the bank shall be managed by the Board of Directors. In addition to the powers and authority expressly conferred upon it by these bylaws, the Board of Directors may exercise all such powers of the bank and do all such lawful acts and things as are not by law, any legal agreement among shareholders, the Articles of Incorporation or by these bylaws required to be exercised or done by the shareholders.

         Section 3.2 Requirements. Each director of the bank shall be a citizen of the United States who has attained the age of twenty-one years of age or older, but need not be a resident of the State of Georgia or a shareholder of the bank, provided, however, that at least a majority of the directors shall reside in the State of Georgia, or within forty miles of any office in Georgia of the bank authorized to offer a complete banking service. Each director shall maintain on file with the president of the bank a financial statement on forms prescribed by the Department of Banking and Finance. Such financial statement shall be revised annually, but in no event shall the statement on file be more than eighteen months old. At the discretion of the Board of Directors, such financial statements may be maintained in sealed envelopes available for inspection only by state or federal examiners.

         Section 3.3 Number, Election and Term of Office. The Board of Directors of the bank shall consist of not fewer than five nor more than twenty-five persons, with the exact number within such minimum and maximum number to be fixed and determined from time to time by resolution of the Board of Directors or by resolution of the shareholders at any annual or special meeting of the shareholders. The Board of Directors may increase or decrease the number of directors by not more than two in any one year, so long as such increase or decrease does not place the number of directors at less than five, nor more than twenty-five. Except as provided in Section 3.6, the directors shall be elected by the affirmative vote of a majority of the shares represented at the annual meeting of shareholders. Each director, except in the case of his or her earlier death, resignation, retirement, disqualification or removal, shall continue to serve until the next annual meeting and thereafter until his or her successor shall have been elected and qualified. When a director of the bank attains the age of seventy (70), the director must retire.

         Section 3.4 Oath of Directors. Before assuming office, each director shall take an oath or affirmation that he or she shall diligently and honestly perform his or her duties in the


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

administration of the bank, that he or she will not permit a willful violation of laws by the bank and that he or she meets the eligibility requirements of the Financial Institutions Code of Georgia, the bank's Articles of Incorporation and these bylaws. Such oath or affirmation shall be signed by the director and shall be placed into the minutes of the meetings of the Board of Directors.

         Section 3.5 Removal. The entire Board of Directors or any individual director may be removed from office with or without cause by the affirmative vote of the holders of two-thirds of the shares entitled to vote at an election of directors. In addition, the Board of Directors may remove a director from office if such director is adjudicated an incompetent by a court, if he or she is convicted of a felony, if he or she does not, within sixty days of his or her election, accept the office in writing or by attendance at a meeting of the Board of Directors and fulfill any other requirements for holding the office of director, if he or she fails to attend regular meetings of the Board of Directors for two consecutive meetings without having been excused by the Board of Directors, or if he or she was an employee or duly elected officer of the bank and was discharged or resigned at the request of the Board of Directors for reasons relating to performance of duties as an employee or officer of the bank.

         Section 3.6 Vacancies. A vacancy occurring in the Board of Directors whether caused by removal or otherwise and including vacancies resulting from an increase in the number of directors, may be filled for the unexpired term and until the shareholders shall have elected a successor by the affirmative vote of a majority of the directors remaining in office, though less than a quorum of the Board of Directors.

         Section 3.7 Compensation. Directors may receive such compensation for their services as directors as may from time to time be fixed by vote of the Board of Directors. A director may also serve the bank in a capacity other than that of director and receive compensation, as determined by the Board of Directors, for services rendered in such other capacity. No director shall be compensated from commissions derived from the sale of credit related insurance (credit life, disability, accident and health insurance, etc.) where premiums paid by a bank customer for such insurance are financed by the bank as a part of the credit extended, or where purchase of the insurance is a condition precedent to the granting of credit.

         Section 3.8 Honorary and Advisory Directors. The Board of Directors of the bank may appoint any individual an Honorary Director, Director Emeritus, or member of any advisory board established by the Board of Directors. Any individual appointed an Honorary Director, Director Emeritus, or member of an advisory board as provided by this Section 3.8 may be compensated as provided in Section 3.7, but such individual may not vote at any meeting of the Board of Directors or be counted in determining a quorum as provided in Section 4.5 and shall not have any responsibility or be subject to any liability imposed upon a director, or otherwise be deemed a director.

         Section 3.9 Committees of the Board of Directors. The Board of Directors, by resolution adopted by a majority of the full Board of Directors, may designate from among its members an executive committee and one or more other committees, each consisting of three or more directors. The Board may designate one or more directors as alternate members of any committee, who may replace any absent member at any meeting of such committee. Such committee or committees shall have such name or names as may be determined from time to


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

time by resolution adopted by the Board of Directors. A majority of (but not less than two) members shall constitute a quorum for the transaction of business by a committee, and, except as otherwise provided in these bylaws, by the bank's Articles of Incorporation, or by law, the act of a majority of members present at a committee meeting at which a quorum is present shall constitute the act of the committee. Each committee shall keep regular minutes of its meeting, which minutes shall be filed with the records of the bank.

                 ARTICLE IV - MEETINGS OF THE BOARD OF DIRECTORS

         Section 4.1 Regular Meetings. Regular meetings of the Board of Directors shall be held on the second Thursday of each month, or at such times as may be fixed by the Board of Directors. The Board of Directors shall meet at least once in ten different months of each calendar year unless an alternative schedule is approved by the Georgia Department of Banking and Finance. The Board of Directors shall hold its annual organizational meeting immediately after the annual shareholders' meeting and shall elect the officers of the Bank at this organizational meeting.

         Section 4.2 Special Meetings. Special meetings of the Board of Directors may be called by or at the request of the President, Chairman of the Board, or by any two directors in office at that time.

         Section 4.3 Place of Meetings. Directors may hold their meetings at any place within (or without) the State of Georgia as the Board of Directors may from time to time establish for regular meetings, or as set forth in the notice of special meetings, or in the event of a meeting held pursuant to waiver of notice, as set forth in the waiver.

         Section 4.4 Notice of Meetings. No notice shall be required for any regularly scheduled meeting of the directors of the bank. Unless waived as contemplated in Section 5.2, the President or Secretary of the bank, or any director thereof, shall give notice to each director of each special meeting stating the time, place and purposes of the meeting. Such notice shall be given by mailing the notice of the meeting at least five days before the date of the meeting, or by telephone, telegram or personal delivery at least three days before the date of the meeting. Notice shall be deemed to have been given by telegram or cablegram at the time notice is filed with the transmitting agency. Attendance by a director at a meeting shall constitute a waiver of notice of such meeting, except where a director attends a meeting for the purpose of objecting to the transaction of business because the meeting was not lawfully called.

         Section 4.5 Quorum. At meetings of the Board of Directors, a majority of the directors then in office shall be necessary to constitute a quorum for the transaction of business.

         Section 4.6 Vote Required for Action. Except as otherwise provided in these bylaws, by the bank's Articles of Incorporation or by law, the act of a majority of the directors present at a meeting at which a quorum is present at the time shall be the act of the Board of Directors.

         Section 4.7 Action by Directors Without a Meeting. Any action which may be taken at any meeting of the Board of Directors, or at any meeting of a committee of directors, may be taken without a meeting if a written consent thereto shall be signed by all directors, or all the


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

members of the committee, as the case may be, and if such written consent is filed with the minutes of the proceedings of the Board or the committee. Such consent shall have the same force and effect as a unanimous vote of the Board of Directors or the committee.

         Section 4.8 Conference Telephone Meetings. Members of the Board of Directors, or members of any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors or such committee by means of conference telephone or similar communications equipment through which all persons participating in the meeting can hear each other. Participation in such a meeting shall constitute presence in person at such meeting.

                          ARTICLE V - NOTICE AND WAIVER

         Section 5.1 Procedure. Whenever these bylaws require notice to be given to any shareholder or director, the notice shall be given as prescribed in Sections 2.5 or 4.4, whichever is applicable. Whenever notice is given to a shareholder or director by mail, the notice shall be sent first class mail by depositing the same in a post office or letter box in a postage prepaid, sealed envelope, addressed to the shareholder or director at his or her last known address, and such notice shall be deemed to have been given at the time the same is deposited in the United States mail.

         Section 5.2 Waiver. Except as limited by the Financial Institutions Code of Georgia, whenever any notice is required to be given to any shareholder or director by law, by the Articles of Incorporation, or these bylaws, a waiver thereof in the proxy of such shareholder, whether before or after the meeting to which the waiver pertains, shall be deemed equivalent thereto; provided, however, that no such waiver shall apply by its terms to more than one required notice.

                              ARTICLE VI - OFFICERS

         Section 6.1 Number. The officers of the bank shall consist of a President and a Secretary. In addition, the Board of Directors may from time to time elect or provide for the appointment of such other officers or assistant officers as it deems necessary for the efficient management of the bank, or as shall otherwise be required by law or regulation. Any two or more offices may be held by the same person, except the offices of President and Secretary may not be held by the same person. The Board of Directors shall have the power to establish and specify the duties of all officers of the bank.

         Section 6.2 Election and Term. All officers shall be elected by the Board of Directors and shall serve at the will of the Board of Directors and until their successors have been elected and have qualified, or until their earlier death, resignation, removal, retirement or disqualification. The bank shall immediately inform the Georgia Department of Banking and Finance in writing of the name of any new chief executive officer elected.

         Section 6.3 Compensation. The compensation of all officers of the bank shall be fixed by the Board of Directors; provided, however, that no officer shall be compensated from commissions derived from the sale of credit related insurance (credit life, disability, accident and health insurance, etc.) where premiums paid by a bank customer for such insurance are financed


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

by the bank as part of the credit extended or where purchase of the insurance is a condition precedent to the granting of credit.

         Section 6.4 Removal. Any officer or agent elected by the Board of Directors may be removed by the Board of Directors with or without cause whenever in its judgment the best interests of the bank will be served thereby without prejudice to any contract right to such officer. The bank shall immediately inform the Georgia Department of Banking and Finance in writing of the names of any officers removed and the reasons for such removal.

         Section 6.5 Chairman of the Board. The Board of Directors, in its discretion, may elect a Chairman of the Board who shall perform such duties as the Board of Directors may from time to time direct.

         Section 6.6 Vice Chairman of the Board. The Board of Directors, in its discretion, may also elect a Vice Chairman of the Board of Directors. In the absence of a Chairman of the Board of Directors, the Vice Chairman of the Board may preside and act as Chairman of all meetings at which the Chairman of the Board of Directors would have otherwise presided.

         Section 6.7 President. The President shall have general control and supervision over the business and affairs of the bank. The President shall see that all orders and resolutions of the Board of Directors are carried into effect. The President also shall perform such other duties as may be delegated to the President from time to time by the Board of Directors.

         Section 6.8 Chief Executive Officer. The Board of Directors may designate the Chairman of the Board of Directors or the President or any other duly qualified and appointed officer of the Bank as Chief Executive Officer.

         Section 6.9 Officer in Place of President. The Board of Directors may designate an officer who shall, in the absence or disability of the President, or at the direction of the President, perform the duties and exercise the powers of the President.

         Section 6.10 Secretary. The Secretary shall keep accurate written records of the acts and proceedings of all meetings of shareholders, directors and committees of directors. The Secretary shall have authority to give all notices required by law or these bylaws. The Secretary shall be custodian of the corporate books, records, contracts and other documents. The Secretary may affix the bank's seal to any lawfully executed documents requiring it and shall sign such instruments as may require the signature of the Secretary.

         Section 6.11 Bonds. Any director who is authorized to handle money or negotiable assets on behalf of the bank and all officers and employees of the bank shall be bonded by a regularly incorporated surety company authorized to do business in the State of Georgia, and the bank may pay the cost of such bonds. The form, amount and surety of such bonds shall be approved by the Board of Directors and shall be subject to any additional requirements of the Georgia Department of Banking and Finance.

         Section 6.12 Reimbursement by Officers. Any payments made to an officer of the bank such as salary, commission, bonus, interest or rent, or reimbursement of entertainment expenses incurred by such officer, which shall be disallowed in whole or in part as a deductible expense by


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

the Internal Revenue Service, shall be reimbursed by such officer to the bank to the full extent of such disallowance. It shall be the duty of the Board of Directors to enforce payment of each such amount disallowed. In lieu of payment by the officer, subject to the determination of the Board of Directors, proportionate amounts may be withheld from such officer's future compensation payments until the amount owed to the bank has been recovered.

                             ARTICLE VII - DIVIDENDS

         Section 7.1 Time and Conditions of Declaration. Dividends upon the outstanding shares of the bank may be declared by the Board of Directors at any regular or special meeting and paid in cash or property only out of the retained earnings of the bank, only when the bank meets the paid-in capital and/or appropriated net earnings requirements of the Financial Institutions Code of Georgia, and only in compliance with the regulations of the Georgia Department of Banking and Finance regarding payment of dividends.

         Section 7.2 Share Dividends - Treasury Shares. Dividends may be declared by the Board of Directors and paid in the shares of the bank out of any treasury shares that have been reacquired out of the capital funds of the bank.

         Section 7.3 Share Dividends - Unissued Shares. Dividends may be declared by the Board of Directors and paid in the authorized but unissued shares of the bank out of any retained earnings of the bank; provided that such shares shall be issued at not less than the par value thereof. There shall be transferred to capital stock at the time such dividend is paid an amount of retained earnings at least equal to the aggregate par value of the shares to be issued as a dividend, and after payment of the dividend the bank shall continue to maintain the paid-in capital and/or appropriate retained earnings requirements of the Financial Institutions Code of Georgia.

         Section 7.4 Share Splits. A split or division of the issued shares of any class into a greater number of shares of the same class without increasing the capital stock of the bank shall not be construed to be a share dividend within the meaning of this Article.

                              ARTICLE VIII - SHARES

         Section 8.1 Authorization and Issuance of Shares. The par value and maximum number of shares of any class of the bank which may be issued and outstanding shall be set forth from time to time in the Articles of Incorporation of the bank. The Board of Directors may increase or decrease the number of issued and outstanding shares of the bank within the maximum number of shares authorized by the Articles of Incorporation and the minimum capitalization requirements of Georgia law upon obtaining prior approval of such increase or decrease from the Department of Banking and Finance.

         Section 8.2 Share Certificates. The interest of each shareholder in the bank shall be evidenced by a certificate or certificates representing shares of the bank which shall be in such form as the Board of Directors may from time to time adopt in accordance with Georgia law. Share certificates shall be consecutively numbered, shall be in registered form, and shall indicate the date of issue and all such information shall be entered on the bank's books. Each certificate


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

shall be signed by the President or a Vice President and the Secretary or an Assistant Secretary and shall be sealed with the seal of the bank or a facsimile thereof; provided, however, that where such certificate is signed by a transfer agent, or registered by a registrar, the signatures of such officers may be facsimiles. In case any officer or officers who shall have signed or whose facsimile signature shall have been placed upon a share certificate shall have ceased for any reason to be such officer or officers of the bank before such certificate is issued, such certificate may be issued by the bank with the same effect as if the person or persons who signed such certificate or whose facsimile signatures shall have been used thereon had not ceased to be such officer or officers.

         Section 8.3 Rights of Bank With Respect to Registered Owners. Prior to due presentation for transfer or registration of its shares, the bank may treat the registered owner of the shares as the person exclusively entitled to vote such shares, to receive any dividend or other distribution with respect to such shares, and for all other purposes; and the bank shall not be bound to recognize any equitable or other claim to or interest in such shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by law.

         Section 8.4 Transfer of Shares. Transfers of shares shall be made upon the stock transfer books of the bank only upon direction of the person named in the share certificate repre senting the shares to be transferred, or by an attorney of such person lawfully constituted in writing; and before a new certificate is issued, the old certificate shall be surrendered for cancellation or, in the case of a certificate alleged to have been lost, stolen, or destroyed, the provisions of Section 8.6 of these bylaws shall have been satisfied.

         Section 8.5 Duty of Bank to Register Transfer. Notwithstanding any of the provisions of Section 8.4 of these bylaws, the bank is under a duty to register the transfers of its shares only if:

         (a) the share certificate is endorsed by the appropriate person or persons; and

         (b) reasonable assurance is given that these endorsements are genuine and effective; and

         (c) the bank has no duty to inquire into adverse claims or has discharged any such duty; and

         (d) any applicable law relating to the collection of taxes has been complied with; and

         (e) the transfer is in fact rightful or is to a bona fide purchaser.

         Section 8.6 Lost, Stolen or Destroyed Certificates. Any person claiming a share certificate to be lost, stolen or destroyed shall make an affidavit or affirmation of the fact in such manner as the Board of Directors may require and shall, if the Board of Directors so requires, give the bank a bond of indemnity in form and amount, and with one or more sureties satisfactory to the Board of Directors, as the Board of Directors may require, whereupon an appropriate new certificate may be issued in lieu of the one alleged to have been lost, stolen or destroyed.


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

         Section 8.7 Fixing of Record Date. For the purpose of determining shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof, or entitled to receive payment of any dividend, or in order to make a determination of shareholders for any other proper purpose, the Board of Directors may fix in advance a date as the record date, such date to be not more than fifty days (and, in the case of a shareholders' meeting, not less than ten days) prior to the date on which the particular action, requiring such determination of shareholders, is to be taken.

         Section 8.8 Record Date if None Fixed. If no record date is fixed as provided in Section 8.7 of these bylaws, then the record date for any determination of shareholders which may be proper or required by law shall be the date on which notice is mailed in the case of a shareholders' meeting, or the date on which the Board of Directors adopts a resolution declaring a dividend in the case of a payment of a dividend.

                          ARTICLE IX - INDEMNIFICATION

         Section 9.1       Indemnification of Directors.

         (a) Subject to this Section 9.1 and unless otherwise limited by the Financial Institutions Code of Georgia, as amended, the bank shall (1) indemnify a director made a party to a proceeding because he or she is or was a director against liability incurred in the proceeding, and (2) advance or reimburse expenses incurred by a director who is a party to a proceeding.

         (b) The bank shall not indemnify a director for any liability incurred in a proceeding in which the director is adjudged liable to the bank or is subjected to injunctive relief in favor of the bank.

         (c) The bank shall not indemnify a director for any liability incurred in a proceeding in which the director is adjudged liable to a shareholder for monetary damages:

                  (1) For any appropriation, in violation of his or her duties, of any business opportunity of the bank;

                  (2) For acts or omissions which involve intentional misconduct or a knowing violation of law;

                  (3) For the actions described in Section 14-2-832 of the Georgia Business Corporation Code, as amended, as are applicable to directors of a bank under Sections 7-1-493 and 7-1-494 of the Financial Institutions Code of Georgia, as amended, and as modified by and consistent with such Sections of the Financial Institutions Code of Georgia, as amended; or

                  (4) For any transaction from which he or she received an improper personal benefit.

         (d) The bank may advance or reimburse reasonable expenses incurred in advance of final disposition of the proceeding only if:


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

                  (1) The director furnishes the bank a written affirmation of his or her good faith belief that his or her conduct does not constitute behavior of the kind described in subsections (b) and (c) of this Section 9.1; and

                  (2) The director furnishes the bank a written undertaking, executed personally or on his or her behalf, to repay any advances if it is ultimately determined that he or she is not entitled to indemnification under this Section 9.1. The undertaking required by this subsection 9.1(d)(2) must be an unlimited general obligation of the director but need not be secured and may be accepted without reference to financial ability to make repayment.

         Section 9.2 Indemnification of Officers and Employees. Unless otherwise limited by the Financial Institutions Code of Georgia, as amended:

         (a) Except as provided in subsection (b) of this Section 9.2, the bank shall indemnify or obligate itself to indemnify an individual made a party to a proceeding because he or she is or was an officer or employee who is not a director against liability incurred in the proceeding if he or she acted in a manner he or she believed in good faith to be in or not opposed to the best interests of the bank and, in the case of any criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful.

         (b) The bank may not indemnify an officer or employee who is not a director under this Section 9.2:

                  (1) In connection with a proceeding by or in the right of the bank in which the officer or employee was adjudged liable to the bank or is subjected to injunctive relief in favor of the bank; or

                  (2) In connection with any other proceeding in which he or she was adjudged liable on the basis that personal benefit was improperly received by him or her.

         Section 9.3 Mandatory Indemnification. To the extent that a director or an officer of the bank who is not a director has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party, or in defense of any claim, issue, or matter therein, because he or she is or was a director or an officer of the bank who is not a director of the bank, the bank shall indemnify such director or officer against reasonable expenses incurred by him or her in connection therewith.

         Section 9.4 Court-Ordered Indemnification and Advances for Expenses. A director or an officer of the bank who is not a director who is a party to a proceeding may apply for indem nification or advances for expenses to the court conducting the proceeding or to another court of competent jurisdiction. On receipt of an application, the court after giving any notice the court considers necessary may order indemnification or advances for expenses if it determines:

                  (1)      The director or officer is entitled to
indemnification under Section 9.3 of these bylaws, in which case the court shall also order the bank to pay the director's or officer's reasonable expenses incurred to obtain court ordered indemnification;

                  (2) The director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not (i) he or she acted in a manner he or she believed in good faith to be in or not opposed to the best interests of the bank and in the case of any criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful, or (ii) in connection with a proceeding, other than a proceeding by or in the right of the bank, he or she was adjudged liable on the basis that personal benefit was improperly received by him or her, but if he or she was adjudged so liable his or her indemnification is limited to reasonable expenses incurred in connection with the proceeding; or

                  (3) In the case of advances for expenses, the director or officer is entitled, pursuant to the Articles of Incorporation, these bylaws, or any applicable resolution or agreement, to payment or reimbursement of his or her reasonable expenses incurred as a party to a proceeding in advance of final disposition of the proceeding.

         Section 9.5 Definitions. For purposes of this Article Nine, the terms "expenses," "liability," "party" and "proceeding" shall have the meanings found in Section 14-2-850 of the Georgia Business Corporation Code, as amended.

         Section 9.6 Insurance. Unless otherwise limited by the Financial Institutions Code of Georgia, as amended, the bank may purchase and maintain insurance on behalf of an individual who is or was a director, officer or employee of the bank or who, while a director, officer or employee of the bank, is or was serving at the request of the bank as a director, officer, partner, trustee, employee, or agent of a foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise against liability asserted against or incurred by him or her in that capacity or arising from his or her status as a director, officer or employee whether or not the bank would have power to indemnify him or her against the same liability under the foregoing provisions of these bylaws.

         Section 9.7       Limitations.

         (a) The provision for indemnification of or advance for expenses to directors contained in these bylaws is valid only if and to the extent the provision is consistent with the Financial Institutions Code of Georgia, as amended. If the Articles of Incorporation limit indemnification or advance for expenses, indemnification and advance for expenses are valid only to the extent consistent with the Articles of Incorporation.

         (b) This Article Nine does not limit the bank's power to pay or reimburse expenses incurred by a director in connection with his or her appearance as a witness in a proceeding at a time when he or she has not been made a named defendant or respondent to the proceeding.

         Section 9.8 Amendment. If the Financial Institutions Code of Georgia hereafter is amended to authorize broader indemnification of directors, officers and employees of a bank, then the indemnification of the directors, officers and employees of the bank shall be expanded to the fullest extent permitted by the amended Financial Institutions Code of Georgia.


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

                        ARTICLE X - EMERGENCY OPERATIONS

         Section 10.1 General. In the event of an emergency declared by the President of the United States or the person performing those functions, or an emergency declared by the Governor of the State of Georgia, or the person performing those functions, or the Commissioner of the Georgia Department of Banking and Finance or the person performing those functions, the officers and employees of this bank shall continue to conduct the affairs of the bank under such guidance from the directors as may be available, except as to matters which by statute or regulation require specific approval of the Board of Directors, and subject to conformance with any governmental directives during the emergency. In the absence of a plan of operation formulated by the Board of Directors providing for conducting the business of the bank during the emergency, the following provisions shall govern the operations of the bank notwithstanding any other provisions of these bylaws to the contrary; provided, however, that all operations shall be consistent with all state and federal laws governing emergency operations.

         Section 10.2 Meeting of Board of Directors. The Board of Directors shall meet as soon as practicable at the time and place within the State of Georgia, or, if no place within the State of Georgia can be utilized promptly, without the State of Georgia, as designated by the Chairman of the Board of Directors, the President, the Vice Chairman of the Board, the officer designated pursuant to Section 6.9, or any two directors. Any director may waive notice of such meeting in writing before, at, or after such meeting.

         If it shall be determined at such meeting that there are less than five directors then capable of serving, the directors present at such meeting shall, by majority vote, appoint a sufficient number of persons to fill the vacancies existing in the Board of Directors to bring the total number of directors to not less than five.

         As soon as a majority of such Board of Directors, consisting of not less than five members, can be assembled at the meeting required by this Section 10.2, or any adjournment thereof, which adjournment can be effected at any time by a majority vote of those in attendance, the Board of Directors as then constituted shall (i) appoint such officers as may be required to transact the business of the bank to succeed the then appointed or acting officers who have been incapacitated as a result of the emergency, and (ii) designate and authorize temporary relocation and establishment of the main banking office and any branch, branch bank or bank office of the bank which may have become wholly or partially unusable as a result of the emergency conditions at any other office, branch, branch bank or bank office of the bank, or other location in the State of Georgia, and (iii) at its discretion, authorize the entry of the bank into an agreement with any Federal Reserve Bank, Federal Home Loan Bank, banking institution or branch (the "other bank") whereby the bank shall act as agent for the other bank or the other bank shall act as agent for the bank and perform temporarily any and all operations and functions thereof.

         Section 10.3 Interim Administration. Until such time as the meeting of the Board of Directors required by Section 10.2 can be held and action taken by it, and in the event either the President or the officer of the bank designated pursuant to Section 6.9 cannot be located or is unable to continue normal executive duties, all perfunctory matters ordinarily performed by the President may be performed by any Vice President if such officer or officers have been designated, and if not, by the Secretary of the bank.

         Section 10.4 Interim Office. Until such time as the meeting required by Section 10.2 can be held and action taken by the Board of Directors as then constituted, and in the event that because of damage or disaster the main office or any branch, branch bank or bank office of the bank becomes wholly or partially unusable, such main office, branch, branch bank or bank office shall be relocated at any branch or other location designated by the Acting President.

         The Acting President shall notify the state and federal regulatory authorities of any such relocation of its main office, branches, branch banks, or bank offices as promptly as possible.

                           ARTICLE XI - MISCELLANEOUS

         Section 11.1 Inspection of Books and Records. The Board of Directors shall have power to determine which accounts, books and records of the bank shall be open to the inspection of shareholders, except such accounts, books and records that are specifically open to inspection by law, and the Board of Directors shall have the power to fix reasonable rules and regulations not in conflict with the applicable law for the inspection of accounts, books and records which by law or by determination of the Board of Directors shall be open to inspection.

         Section 11.2 Fiscal Year. The fiscal year of the bank shall be the calendar year.

         Section 11.3 Seal. The corporate seal shall be in such form as the Board of Directors may from time to time determine.

         Section 11.4 Annual Statements. The bank shall prepare such financial statements showing the results of its operations during its fiscal year as shall be required by regulations of the Department of Banking and Finance. Upon receipt of written request, the bank promptly shall mail to any shareholder of record a copy of the most recent such financial statements.

         Section 11.5 Contracts, Checks, Drafts, Reports, Etc. Such of the officers or employees of the bank as may from time to time be designated by the Board of Directors or by the Executive Committee shall have power and authority to sign contracts, checks, drafts and like instruments and to endorse checks, bills of exchange, orders, drafts and vouchers made payable or endorsed to the bank, whether in its own right or in any fiduciary capacity. No officer or employee, however, may on behalf of the bank, execute or deliver any check, draft or other like instrument in favor of himself or herself. Provided, further, any officer elected by the Board of Directors may sign reports to the Department of Banking and Finance and such other state and federal agencies as may be filed, unless otherwise required by law or regulation.

         Section 11.6 Legal Restrictions. All matters covered in these bylaws shall be subject to such restrictions as shall be imposed on this bank by applicable state and federal laws and regulations.

                            ARTICLE XII - AMENDMENTS

         Section 12.1 Power to Amend Bylaws. The Board of Directors shall have the power to alter, amend or repeal these bylaws or adopt new bylaws. Bylaws adopted by the Board of

Directors or any amendment thereto may be altered, amended or repealed, or new bylaws may be adopted by the shareholders. Copies of the bylaws and any change, addition or amendment thereto shall be filed with the Georgia Department of Banking and Finance immediately upon adoption by the directors or shareholders (and no later than within forty-five (45) days of adoption).

         Section 12.2 Conditions. Action taken by the Board of Directors with respect to the bylaws shall be taken by the affirmative vote of a majority of the directors then in office. Action taken by the shareholders with respect to bylaws shall be taken by an affirmative vote of a majority of all shares entitled to elect directors.

         Section 12.3 Inspection. A copy of the bylaws, with all amendments thereto, shall at all times be keep in a convenient place in the banking house of the bank, and shall be open to inspection by all shareholders during banking hours.

                                                                     EXHIBIT 3.1

                              RESTATED AND AMENDED
                            ARTICLES OF INCORPORATION
                                       OF
                               NEWNAN COWETA BANK

                                       1.

         The name of the Bank is Newnan Coweta Bank. The Bank was incorporated with banking and trust powers.

                                       2.

         The main office of the Bank shall be located at the following address in Coweta County:

                     145 Millard Farmer Industrial Boulevard
                      Newnan, Coweta County, Georgia 30263.

                                       3.

        The registered agent of the Bank shall be James B. Kimsey and the registered office of the Bank shall be located at:

                     145 Millard Farmer Industrial Boulevard
                      Newnan, Coweta County, Georgia 30263.

                                       4.

         The Bank is organized pursuant to the provisions of the Georgia Financial Institutions Code (the "Code"). The purpose for which the Bank is organized is to engage in and conduct all business and activities which are now or hereafter permitted to a state chartered bank and trust company under the laws of Georgia, and the Bank shall have all powers necessary to conduct such business and engage in such activities, including without limitations, such other powers enumerated in the Code and amendments thereto.

                                       5.

         The Bank shall have perpetual duration.

                                       6.

         The aggregate number of shares which the Bank shall be authorized to issue is 5,000,000 shares. All of such shares shall be common shares of the same class, with each share having a par value of five dollars ($5). Forty Thousand (40,000) shares shall not be subject to preemptive rights.

                                       7.

         Beginning on the date these Restated and Amended Articles of Incorporation are accepted for filing, the Board of Directors shall be divided into three (3) classes, Class I, Class II, and Class III which shall be as nearly equal in number as possible. Each director in Class I shall be elected to an initial term of one (1) year, each director in Class II shall be elected to an initial term of two (2) years, each director in Class III shall be elected to an initial term of three (3) years, and each director shall serve until the election and qualification of his or her successor or until his or her earlier resignation, death or removal from office. Upon the expiration of the initial terms of office of each Class of directors, the directors of each Class shall be elected for terms of three (3) years, to serve until the election and qualification of their successors or until their earlier resignation, death or removal from office.

                                       8.

         The personal liability of a director to the Bank or its shareholders for monetary damages for breach of duty of care or other duty as a director is hereby eliminated as fully as permitted by Section 7-1-493(e) of the Code, except that this elimination of personal liability of directors shall not apply to:

         (a) Any appropriation, in violation of his or her duties, of any business opportunity of the Bank;

         (b) Acts or omissions not in good faith or which involve intentional misconduct or knowing violation of the law.

         (c) Any transaction from which the director derived an improper personal benefit; or

         (d)      The types of liability set forth in Code Section 7-1-494.

                                       9.

         These Bank's shareholders approved the resolution of the Board of Directors recommending the adoption of these Amended and Restated Articles of Incorporation (the "Resolution") at the Bank's annual shareholder meeting (the "Meeting") held at 7:30 a.m. local time on May 29, 2001 at the Newnan Country Club, 1356 Highway 29 North, Newnan, GA 30263. Notice of the Meeting was given by delivery of a Proxy Statement mailed on or about April 27, 2001. All of the Bank's 900,000 outstanding shares of common stock were entitled to vote on the Resolution. At the Meeting, 797,314 of the Bank's common stock were represented. 794,114 shares were voted in favor of the Resolution, 1,000 shares were voted against the Resolution, and 2,200 shares abstained from the vote.

                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, these Restated and Amended Articles of Incorporation are executed on the 29th day of May, 2001.

                                            NEWNAN COWETA BANK

[BANK SEAL]

                                            By:       /s/ James B. Kimsey
                                               ---------------------------------
                                               James B. Kimsey, President

ATTEST:

       /s/ Karen P. Duffey
---------------------------------
Karen P. Duffey, Secretary

                                                                     EXHIBIT 6.1
                            SAMPLE WARRANT AGREEMENT

                               NEWNAN COWETA BANK

                                WARRANT AGREEMENT

         THIS WARRANT AGREEMENT (the "Warrant Agreement") is made and entered into effective as of the _____ day of __________, 2000 by and between NEWNAN COWETA BANK (the "Bank") and __________________________, a resident of the State of Georgia (the "Warrantholder").

         WHEREAS, the Warrantholder is named as a director in the Bank's Articles of Incorporation and has contributed seed money to fund the organizational expenses in expectation of being granted warrants to purchase the number of shares of the common stock of the Bank equal to the amount of seed money contributed by such organizer divided by ten (10); and

         WHEREAS, the Bank hereby grants the number of warrants to the Warrantholder on the terms and conditions hereinafter stated as part of the Warrantholder's investment in the Bank.

         NOW, THEREFORE, this Warrant Agreement is entered into by the Bank and the Warrantholder with the following terms:

1.       WARRANT.

         The Bank hereby grants to the Warrantholder warrants (the "Warrants") to purchase ______________ (____) shares (the "Shares") of the common stock ($5 par value) (the "Common Stock") of the Bank in accordance with the terms and subject to the restrictions hereinafter set forth.

2.       TERMINATION.

         The Warrants have been granted on the date of this Warrant Agreement and shall terminate on December 20, 2009, the date which is ten years from the date of the Bank's incorporation, unless sooner terminated as follows. The Warrants shall terminate on the date that is ninety days from the date on which the Warrantholder ceases to be an active officer, employee or director of the Bank other than by reason of his or her death or disability and six months after the Warrantholder ceases being an active officer, employee or director of the Bank by reason of his or her death or disability.

3.       EXERCISE OF WARRANTS.

         The Warrants must be exercised within ten (10) years from the date of the Bank's incorporation, December 21, 1999. If any Warrants are not exercised in this ten (10)-year period, those Warrants shall be null and void.

         No fractional shares will be issued upon exercise of Warrants, but the Bank will pay the cash value of any fractional shares otherwise issuable.

         The Warrants shall be exercised, in whole or in part, by written notice directed to the Secretary of the Bank at the Bank's main office or at such other address as the Bank shall have notified the Warrantholder in writing. Such written notice shall be accompanied by payment in full in cash or by check or shares of the Common Stock previously held by the Warrantholder of the Warrant Price for the number of Shares specified in such written notice. In the event of the Warrantholder's death or mental incapacity, the Warrants may be exercised by the Warrantholder's personal representative.

4.       VESTING.

         The Warrants shall have the following vesting schedule:

                                                            VESTING PERCENTAGE
                                                                OF TOTAL
        DATE                                                 WARRANTS GRANTED
        ----                                                ------------------
        December 21, 2000                                           33 1/3
        December 21, 2001                                           33 1/3
        December 21, 2002                                           33 1/3

5.       WARRANT PRICE.

         The price per share at which Shares may be purchased pursuant to exercise of the Warrants (the "Warrant Price") shall be $10.00 (which amount has been determined by the Board to be the fair market value per share of the Common Stock on the date that these Warrants are granted).

6.       EXERCISE OR FORFEITURE OF WARRANTS DUE TO CAPITAL BELOW MINIMUM
         REQUIREMENTS.

         If the Bank's capital falls below the minimum requirements, as determined by the State of Georgia Department of Banking and Finance (the "Department") or the Federal Deposit Insurance Corporation (the "FDIC"), and if directed by the Department and/or the FDIC, the Bank can require Warrantholders to exercise or forfeit their Warrants.

7.       ADJUSTMENTS IN CERTAIN EVENTS.

         The Warrants granted hereunder shall be appropriately adjusted both as to the number of shares subject to the Warrants and the Warrant Price for any increase or decrease in the number of outstanding shares of Common Stock of the Bank resulting from a stock split or payment of a stock dividend on the Common Stock, a subdivision or combination of shares of the Common Stock, or a reclassification of the Common Stock, and in the event of a merger or consolidation in accordance with the following paragraph.

         After any merger, consolidation or reorganization of any form involving the Bank as a party thereto involving any exchange, conversion, adjustment or other modification of the outstanding shares of the Bank's Common Stock, Warrantholder at the time of such reorganization shall, at no additional cost, be entitled, upon any exercise of his or her Warrant, to receive, in lieu of the number of shares as to which such Warrant shall then so be exercised, the number and class of shares of stock or other securities or such other property to which such Warrantholder would have been entitled pursuant to the terms of the agreement of merger or consolidation, if at the time of such merger or consolidation, such Warrantholder had been a holder of record of a number of shares of the Common Stock of the Bank equal to the number of shares as to which such Warrant shall then be so exercised. Comparable rights shall accrue to each Warrantholder in the event of successive mergers or consolidations of the character described above.

         The foregoing adjustments and the manner of their application will be in the discretion of the Bank to determine.

8.       LIMITATION ON PERCENTAGE OF COMMON STOCK OWNED.

         Exercise of the Warrants shall not result in the Warrantholder (including shares owned by the Warrantholder's spouse and minor children) owning more than twenty percent (20%) of the outstanding Common Stock of the Bank, unless the Department has approved the Warrantholder owning more than twenty percent (20%) of the outstanding Common Stock of the Bank in the approval of the Bank's charter application. Any attempt to exercise the Warrants which would result in a violation of the above restriction shall be null and void to the extent of any excess over the above limitation.

9.       LIMITATION OF RIGHTS.

         The Warrantholder or the personal representative of the Warrantholder is not entitled, by virtue of being such a holder, to receive dividends or to consent or to receive notice as a stockholder in respect to any meeting of stockholders for the election of directors of the Bank or any other matters, or to vote at any such meeting, or to any other rights whatsoever as a stockholder of the Bank. The Warrantholder or the personal representative of the Warrantholder shall have no rights as a stockholder with respect to the Common Stock covered by the Warrants until the Warrantholder or the personal representative of the Warrantholder shall become the holder of record of such Common Stock.

10.      RESTRICTIONS ON TRANSFER AND PLEDGE.

         The Warrants and all rights and privileges granted hereunder shall not be transferred, assigned, pledged or hypothecated in any way, whether by operation of law or otherwise, and shall not be subject to execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of the Warrants or any right or privilege granted hereunder, or upon the levy or any attachment or similar process upon the rights and privileges herein conferred, the Warrants and the rights and privileges hereunder shall become immediately null and void.

11.      RESTRICTIONS ON ISSUANCE OF SHARES.

         If at any time the Board shall determine, in its discretion, that listing, registration or qualification of the Common Stock covered by the Warrants upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition to the exercise of the Warrants, the Warrants may not be exercised in whole or in part unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Board.

         IN WITNESS WHEREOF, the Bank, acting by and through its duly authorized officers, has caused this Warrant Agreement to be executed and the Warrantholder has executed this Warrant Agreement, all as of the day and year first above written.

                                             NEWNAN COWETA BANK

               [SEAL]

Attest:                                      By:
                                                ----------------------------
                                                       James B. Kimsey
By:                                                    President
   -----------------------------

                                             WARRANTHOLDER:



                                             -------------------------------
                                             Print Name:
                                                        --------------------

                                                                     EXHIBIT 6.2
                           KIMSEY EMPLOYMENT AGREEMENT

                              EMPLOYMENT AGREEMENT

         THIS AGREEMENT made and entered into on the 7th day of March 2000, by and between NEWNAN COWETA BANK, a bank organized under the laws of the State of Georgia (the "Bank"), and JAMES B. KIMSEY (hereinafter "Executive");

                              W I T N E S S E T H:

         WHEREAS, the Board of Directors of the Bank believe that it is in the best interest of the Bank to arrange terms of employment for Executive so as to reasonably induce Executive to remain in his capacities with the Bank for the term hereof; and

         WHEREAS, Executive is willing to provide services to the Bank in accordance with the terms and conditions hereinafter set forth;

         NOW, THEREFORE, for and in consideration of the mutual premises and covenants herein contained, the parties hereto agree as follows:

         1. EMPLOYMENT. For the Term of Employment, as hereinafter defined, the Bank agrees to employ Executive as its President and Chief Executive Officer and Executive agrees to accept such employment and to perform such duties and functions as the Board of Directors of the Bank may assign to Executive from time to time, but only administrative and managerial functions commensurate with Executive's past experience and performance level. Executive agrees to devote his full business time, attention, skill and efforts to the business of the Bank, and shall perform his duties in a trustworthy and businesslike manner, all for the purpose of advancing the interests of the Bank.

         2.       TERM OF EMPLOYMENT. The "Term of Employment" referred to in
Section 1 hereof and hereinafter shall be deemed to have commenced as of the date first above mentioned and shall continue for a period of three (3) years, unless sooner terminated pursuant to this Agreement, and shall include any extension of the period of employment in accordance with this paragraph. The period of employment shall automatically be extended without further action by the parties for an additional twelve (12) full calendar months, on each anniversary hereof during the Term of Employment, unless (i) either party shall have served written notice upon the other of its intention that this Agreement shall not be extended at least six (6) months before the anniversary date on which this Agreement would have been automatically extended for an additional year, or (ii) the Executive's employment hereunder shall have been terminated pursuant to Section 4 hereof. Failure to renew this Agreement by the Bank if followed by the subsequent voluntary termination of employment hereunder by the Executive prior to the end of the Term of Employment shall be deemed a termination "without Cause" under Section 4.3 below, effective as of the date of the written notice of nonrenewal by the Bank for purposes of the twelve (12) months severance compensation under Section 4.3 provided that the severance compensation shall be reduced by any Base Salary, as defined herein, paid after the written notice of nonrenewal.

         3.       TOTAL COMPENSATION PACKAGE.

                  3.1 Base Salary. During the Term of Employment, Executive shall receive a total compensation package equal to $150,000.00 per year which shall include an annual base salary (hereinafter "Base Salary") and employee benefits. The Base Salary shall be paid in equal installments in accordance with the Bank's normal pay practices, but not less frequently than monthly. Executive's salary shall be reviewed by the Board of Directors of the Bank annually, and Executive shall be entitled to receive annually an increase (but in no event a decrease) in such amount, if any, as may be determined by the Board of Directors of the Bank.

                  3.2 Management Incentives and Discretionary Bonuses. During the Term of Employment, the Executive shall be entitled, in an equitable manner based on the terms of any bonus and incentive plans that have been approved or may, from time to time, be approved by the Board of Directors, with all other key management personnel of the Bank, to such incentives and discretionary bonuses as may be authorized, declared and paid by the Board of Directors to the Bank's key management employees. The incentive compensation shall be based on meeting or exceeding the attainment of certain business goals to be established by the Board of Directors. No other compensation provided for in this Agreement shall be deemed a substitute for the Executive's right to such incentives and discretionary bonuses when and as declared by the Board. No incentive bonus shall be paid without the prior approval of the Georgia Department of Banking and Finance.

                  3.3 Additional Benefits. During the Term of Employment, Executive shall be provided with such employee benefits and benefit levels, including health, life and disability insurance, retirement benefits, a car allowance, membership in social, professional and civic clubs which the Board of Directors determines to be in keeping with a level commensurate with a de novo bank in a similar environment and such other benefits as may be provided by the Board of Directors and selected by Executive. These benefits shall be provided and maintained at a level of not less than what is in effect at the time this Agreement is executed.

                           Throughout the Term of Employment, Executive shall
also be entitled to reimbursement for reasonable business expenses incurred by him in the performance of his duties hereunder, as approved from time to time by the Board of Directors of the Bank.

                  3.4 Stock Option Plan. Subject to the approval of the Georgia Department of Banking and Finance and the Bank's shareholders, the Bank shall grant, on the date that the Bank receives its permit to begin business, incentive stock options with a duration of ten (10) years to Executive to purchase two and one-half percent (2 1/2%) of the common stock of the Bank at a per share exercise price equal to ten dollars ($10.00). The stock option plan shall provide: (i) that the options will not be transferable; (ii) that in the event that the Bank's capital falls below the minimum requirements, as determined by the Georgia Department of Banking and Finance or the Federal Deposit Insurance Corporation, the Federal Deposit Insurance Corporation shall be allowed to direct the Bank to require Executive to exercise or forfeit his rights under the plan; and that (iii) after termination as an active officer, employee or director, Executive's stock options under the plan must be exercised or shall expire within a reasonable time after his termination as an active officer, employee or director.

                           Commencing on the first anniversary of the date of
grant and on each subsequent anniversary, the options shall vest at the rate of twenty percent (20%) per year. Executive's stock option agreement shall provide that the vesting period for the options shall be shortened to three years in the event of a change in control of the Bank as shall be defined in the stock option agreement and shall fully vest upon the termination of Executive without cause as shall be defined in the stock option agreement or upon his death or total disability as shall be defined in the stock option agreement.

         4.       TERMINATION.

                  4.1 Death or Disability. This Agreement may be terminated before the expiration of the Term of Employment upon the occurrence of any one of the following events:

                           (a)      Upon Executive's death, this Agreement shall
terminate immediately. Any salary and any other amounts that may be due Executive from Bank at the time of his death (whether pursuant to benefits plans or otherwise) shall be paid to the executor or administrator of his estate.

                           (b)      The Bank may terminate this Agreement upon
Executive's "Total Disability." As used in this Agreement, "Total Disability" means any physical or mental disorder that renders Executive incapable of performing his normal duties and services under this Agreement for a period of one hundred twenty (120) days in any consecutive twelve (12) month period, as determined by a licensed physician selected by mutual agreement of the Bank and the Executive or the Executive's legal representative. If this Agreement is terminated as a result of the Executive's "Total Disability," the Executive's compensation hereunder shall terminate and the Executive shall be paid in accordance with such long-term disability plans of the Bank as may be in effect at that time. The Executive's compensation, title and status shall continue during any such period of disability until the date of termination except that the Bank may provide disability insurance to cover the Executive during any part of such disability period and the Bank's obligation for the Executive's compensation for any such period shall be reduced by the amount of any such insurance proceeds which the Executive receives.

                  4.2 For Cause. This Agreement may be terminated by the Board of Directors of the Bank for "Cause" for any of the following reasons:

                           (a)      failure of Executive to follow reasonable
written instructions or policies of the Board of Directors of the Bank;

                           (b)      gross negligence or willful misconduct of
Executive materially damaging to the business of the Bank;

                           (c)      conviction of Executive of a crime involving
breach of trust, moral turpitude, theft or fraud;

                           (d)      the failure by the Executive to perform
substantially his duties other than any failure resulting from incapacity due to physical or mental illness;

                           (e)      willful commission of (i) acts involving
dishonesty or fraud or (ii) acts causing harm to the Bank;

                           (f)      a willful misrepresentation by the Executive
to the stockholders or the Board of Directors of the Bank which causes substantial injury to the Bank; or

                           (g)      a request by any state or federal authority
regulating the Bank that the Executive be removed from his office as President and/or Chief Executive Officer of the Bank.

For purposes of this Agreement, no act, or failure to act, on the part of the Executive shall be considered "willful" unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interest of the Bank and the stockholders of the Bank. The Bank shall notify the Executive in writing of the specific reasons for the termination for "Cause" and the Executive will be allowed thirty (30) days to reply in writing to the accusation before any termination for "Cause". If the Employee is terminated for "Cause," he shall receive only his salary and any other amounts due to him from the Bank (whether pursuant to benefit plans or otherwise) through the date of termination.

                  4.3 Without Cause. The Bank may immediately terminate this Agreement at any time "without Cause" by giving the Executive written notice of the termination date. If this Agreement is terminated pursuant to this provision (i) the Executive shall be paid severance compensation in an amount equal to his annual "Base Salary" (as defined in Section 3.1) then in effect which shall be paid over a twelve (12)-month period in such installments and intervals as if the Executive had remained employed, and (ii) any other amounts owing to the Executive by the Bank under this Agreement at such termination date. If this Agreement is terminated "without Cause," the Bank will continue all insurance benefits in effect at such termination for the Executive and his dependents with the Bank paying the same amount of premiums on behalf of the Executive and his dependents as when the Executive was employed for a period of twelve (12) months from the termination date or until such time as the Executive is employed by another employer (which shall exclude self-employment), whichever period of time is shorter. Anything in this Agreement to the contrary notwithstanding, upon a termination "without Cause" pursuant to this paragraph 4.3, Executive's sole rights and remedies against the Bank arising out of any such termination of his employment hereunder are to receive the severance compensation and the other amounts and benefits as are explicitly set forth in this paragraph 4.3.

         5. CHANGE IN CONTROL OF THE BANK. In the event of a "Change in Control" of the Bank during the Term of Employment, as defined herein, and if as a result of any such Change in Control Executive either (i) is terminated, during the Term of Employment, (except "for Cause" as defined in Section 4.2 above) from his employment hereunder and before he reaches age 65 or (ii) has a "Change in Duties or Salary" as defined below and resigns, during the Term of Employment, as a result of such change, then Executive shall be entitled to receive severance compensation in an amount equal to one hundred fifty percent (150%) of his Base Salary then in effect and any other amounts owing to Executive at the time of such termination date which shall be paid in a lump sum within 14 days following the date of termination or resignation.

                  For purposes of this Section 5, "Change in Control" of the Bank shall mean:

                           (i)      any transaction, whether by merger,
                  consolidation, asset sale, tender offer, reverse stock split or otherwise, which results in the acquisition of beneficial ownership (as such term is defined under rules and regulations promulgated under the Securities Exchange Act of 1934, as amended) by any person or entity or any group of persons or entities acting in concert, with the exception of the Bank's Board of Directors or the Bank's shareholders, of 50% or more of the outstanding shares of common stock of the Bank;

                           (ii) the sale of all or substantially all of the assets of the Bank; or

                           (iii)    the liquidation of the Bank.

                  For purposes of this Agreement, "Change in Duties or Salary" of Executive shall mean any of: (i) a change in duties and responsibilities of Executive from those duties and responsibilities of Executive for the Bank in effect at the time a Change in Control occurs, which change results in the assignment of duties and responsibilities inferior to those duties and responsibilities of Bank at the time such Change in Control occurs; (ii) a reduction in rate of annual salary from such rate in effect at the time of Change in Control; or (iii) a change in the place of assignment of Bank from Newnan, Georgia, to any other city or geographical location that is located further than 25 miles from the principal office of the Bank in Newnan, Georgia.

         6.       NONCOMPETE AND NON-SOLICITATION COVENANTS.

                  6.1 Definitions. In this Agreement the following terms shall have the meanings set forth below:

                           (a)      Affiliate shall be used to indicate a
relationship to a specified person, firm, corporation, partnership, association or entity, and shall mean any person, firm, corporation, partnership, association or entity that, directly or indirectly or through one or more intermediaries, controls, is controlled by or is under common control with such person, firm, corporation, partnership, association or entity.

                           (b)      Applicable Period shall mean twelve (12)
months following the effective date of the termination of this Agreement.

                           (c)      Area shall mean the geographic area within
Coweta County, Georgia.

                           (d)      Competing Business shall mean a federally
insured financial institution.

                  6.2 Agreement Not to Compete. The Executive hereby agrees that during his employment by the Bank, and for the Applicable Period thereafter, he will not (except on behalf of, or with the prior written consent of, the Bank) for a Competing Business located within the Area, either directly or indirectly, on his own behalf, or in the service or on behalf of others, as a principal, partner, officer, director, manager, supervisor, administrator, consultant, executive employee or in any other capacity which involves the duties and responsibilities similar to those undertaken for the Bank as described in Section 1, work for, engage or participate in any such Competing Business, or control or own (other than ownership of less than five percent (5%) of the outstanding voting securities of an entity whose voting securities are traded on a national securities exchange or quoted on the National Association of Securities Dealers, Inc. Automated Quotation System), a beneficial interest in, any Competing Business.

                  6.3 Agreement Not to Solicit Customers. The Executive agrees that during his employment by the Bank and for the Applicable Period thereafter, he will not, without the prior written consent of the Bank, either directly or indirectly, on his own behalf or in the service or on behalf of others, solicit, divert or appropriate, or attempt to solicit, divert or appropriate, to any Competing Business any customer or client or actively sought prospective customer or client of the Bank or any Affiliate located in the Area who was serviced by or under the supervision of the Executive in the course of his employment within the one (1) year period immediately prior to the termination of the Executive's employment with the Bank.

                  6.4 Agreement Not to Solicit Employees. The Executive agrees that during his employment by the Bank and for the Applicable Period thereafter, he will not, either directly or indirectly, on his own behalf or in the service or on behalf of others, solicit, divert or hire away, or attempt to solicit, divert or hire away, any person employed by the Bank or any of its Affiliates, whether or not such employee is a full-time, a part-time or a temporary employee and whether or not such employment is pursuant to a written agreement and whether or not such employment is for a determined period or is at will.

         7.       OWNERSHIP AND PROTECTION OF PROPRIETARY INFORMATION.

                  7.1 Proprietary Information. Proprietary Information, in this Agreement, shall mean information with respect to the Bank or its Affiliates which (i) derives economic value, actual or potential, from not being generally known to or readily ascertainable by any persons (outside the Bank or its Affiliates) who can obtain economic value from its disclosure or use, and
(ii) is the subject of efforts by the Bank or its Affiliates that are reasonable under the circumstances to maintain its secrecy or confidentiality. Assuming the foregoing criteria are met, Proprietary Information includes, but is not limited to, technical or nontechnical data related to compilations, programs, methods, techniques, processes, finances, actual or potential customers and suppliers, existing and future products, and employees of the Bank or its Affiliates, and all physical embodiments of the foregoing. Proprietary Information also includes information disclosed to the Bank or its Affiliates by a third party which the Bank or its Affiliates are obliged to treat as confidential.

                  7.2 Confidentiality. All Proprietary Information and all physical embodiments thereof received or developed by the Executive while employed by the Bank are confidential to and are and will remain the sole and exclusive property of the Bank. Except to the extent necessary to perform the duties assigned to him by the Bank, the Executive will hold such Proprietary Information in trust and strictest confidence, and will not use, reproduce, distribute, disclose or otherwise disseminate the Proprietary Information or any physical embodiments thereof and may in no event take any action causing or fail to take the action necessary in order to prevent, any Proprietary Information disclosed to or developed by the Executive to lose its character or cease to qualify as Proprietary Information.

                  7.3 Return of Property. Upon request by the Bank, and in any event upon termination of the employment of the Executive with the Bank for any reason, the Executive will promptly deliver to the Bank all property belonging to the Bank, including, without limitation, all Proprietary Information (and all physical embodiments thereof) then in his custody, control or possession.

                  7.4 Termination. The Executive shall maintain and observe the obligations of confidentiality contained in this Agreement with respect to Proprietary Information during the term of his employment with the Bank and at all times following the termination of such employment for any reason whatsoever.

         8. INJUNCTIVE RELIEF. The Executive agrees that the covenants and agreements contained in Sections 6 and 7 of this Agreement, and the subsections of these Sections, are of the essence of this Agreement; that each of such covenants is reasonable and necessary to protect and preserve the interests and properties of the Bank and the business of the Bank; that the Bank is engaged in and throughout the Area in the business of the Bank; that irreparable loss and damage will be suffered by the Bank should the Executive breach any of such covenants and agreements; and that, in addition to other remedies available to it, the Bank shall be entitled to both temporary and permanent injunctions to prevent a breach or contemplated breach by the Executive of any of such covenants or agreements.

         9. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto regarding employment of Executive, and supersedes and replaces any prior agreement between the parties.

         10. ASSIGNMENT. Neither of the parties hereto may assign this Agreement without the prior written consent of the other party hereto.

         11. SEVERABILITY. Each section and subsection of this Agreement constitutes a separate and distinct understanding, covenant and provision hereof. In the event that any provision of this Agreement shall finally be determined to be unlawful, such provision shall be deemed to be severed from this Agreement, but every other provision of this Agreement shall remain in full force and effect.

         12. GOVERNING LAW. This Agreement shall in all respects be interpreted, construed and governed by and in accordance with the laws of the State of Georgia.

         13. RIGHTS OF THIRD PARTIES. Nothing herein expressed or implied is intended to or shall be construed to confer upon or give to any person, firm or other entity, other than the parties hereto and their permitted assigns, any rights or remedies under or by reason of this Agreement.

         14. AMENDMENT. This Agreement may not be amended orally but only by an instrument in writing duly executed by the parties hereto.

         15. NOTICES. Any notice or other document or communication permitted or required to be given to Executive pursuant to the terms hereof shall be deemed given if personally delivered to Executive or sent to him postage prepaid, by registered or certified mail, at 175 Golfview Club Dr., Newnan, Georgia 30263, or at any such other address as Executive shall have notified the Bank in writing. Any notice or other document or other communication permitted or required to be given to the Bank pursuant to the terms hereof shall be deemed given if personally delivered or sent to the Bank, postage prepaid, by registered or certified mail, at 145 Millard Farmer Industrial Boulevard, Newnan, Georgia 30263, or at such other address as the Bank shall have notified Executive in writing.

         16. WAIVER. The waiver by either party hereto of a breach of any provision of this Agreement by the other shall not operate or be construed as a waiver of any subsequent breach of the same or any other provision of this Agreement by the breaching party.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

                                        NEWNAN COWETA BANK
[BANK SEAL]

                                        By:   /s/ James Van S. Mottola
                                           -------------------------------
                                        Chairman of the Board of Directors
Attest:

     /s/ Karen S. Duffey
------------------------------
Secretary

                                        EXECUTIVE

                                        By:     /s/ James B. Kimsey     (SEAL)
                                           -----------------------------
                                                  James B. Kimsey

                                                                      EXHIBIT 10
                          CONSENT OF MAULDIN & JENKINS

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

         We hereby consent to the use of our report dated January 5, 2001 relating to the financial statements of Newnan Coweta Bank included in the Registration Statement on Form 10-SB.

                                         /s/ Mauldin & Jenkins, LLC

Atlanta, Georgia
April 26, 2001